EXCLUSIVE JOINT VENTURE AGREEMENT

The following shall constitute an agreement ("Agreement") between **ESMG, INC./ TOP SAIL PRODUCTIONS.** ("Company") and **WINE ENTERPRISES, INC.("Wine Enterprises")** f/s/o its exclusive recording artists - Enzo Weinberg, p/k/a "Hefe Wine" & Amethyst Kelly p/k/a "Iggy Azalea" (collectively "Artists") - to Company during the term ("Term") of this Agreement to record master recordings embodying Artist performances ("Master or Masters") for exclusive distribution through Company.

ENGAGEMENT

Company hereby - through Wine Enterprises - engages Artist to render such services as it may reasonably require in the recording of Masters and the production of Records, and Artist hereby accepts such engagement and agrees to render such services exclusively in the Territory to Company during the term of this Agreement.

1. **DEFINITIONS:** For the purpose of this Agreement, the following terms shall have the following meaning:

"**Advance**" shall mean a pre-payment of royalties.

"**Audio-Visual Recordings**" ("**Videos**") shall mean devices reproducing audio performances or recording artists together with a visual image for home use or otherwise, embodying Artist's performances.

"**Budget Record Line**" or "**Low Priced Record Line**" shall mean Records sold for less than 50% of the SRLP.

"**Compositions**" shall mean any single musical composition, irrespective of length, including all spoken words, bridging passages, and medley.

"**Contract Period**" shall mean any period of the Agreement wherein a term or obligation may be applicable either in the Initial Period or any subsequent Option Periods.

"**Controlled Compositions**" shall mean all musical Compositions or material recorded pursuant to this Agreement, which are written or composed, in whole or in part, or owned or controlled directly or indirectly by Artist or any producer of Masters subject thereto.

"**Delivery**" shall mean Company's receipt of newly-recorded, technically satisfactory Masters to constitute the Record required to be given to Company as per this Agreement (mixed and mastered), together with all necessary licenses, approval, consents and permissions and all Artwork to be used in connection with the production and distribution of Records derived from the Masters recorded hereunder.

"**Digital Transmissions**" shall mean the transmission and distribution to the consumer, other than the distribution of physical Records to consumers, whether of sound alone,

sound coupled with an image or sound coupled with data, in any form including but not limited to the downloading or other conveyance of Artist's performance on Masters or Audiovisual Recordings recorded hereunder by telephone, satellite, cable, direct transmission over wire or through the air, and on-line computers whether a direct or indirect charge is made to receive the transmission.

"Expenses" shall mean all customary and verifiable expenses incurred under this Agreement, including all Recording Costs, as that term is defined herein, payments to union pension and welfare funds, editing costs, distribution fees, licensing fees, payroll taxes and other payments to third parties on Artist's behalf, tour support, liability and medical insurance and legal accounting fees payable to Artist's own legal counsel or accountant (if any such payments are actually made by Company), customary artwork, all taxes, mechanical royalties payable to third parties or payable to Artist hereunder, manufacturing, packaging charges, or legal fees payable on artist's behalf, or fees associated with filing copyright or trademark fees, all costs attributed to promotion, marketing and advertising expended in furtherance of the sale of Records produced from the Masters, and any bona fide reasonable and or agreed fees paid to third party distributors by Company or deducted from Company's Gross Receipts.

"Long-Playing" ("LP") shall mean a Record that has no less than ten (10) Compositions and being no less than forty (40) minutes in duration.

"Master Recording" ("Master" or "Masters") shall mean any original recording, production, and/or manufacture of Records, together with any derivatives thereof (other than Records).

"Mid-Priced Record Line" shall mean Records sold for fifty percent (50%) to seventy-five percent (75%) of the SRLP.

"Net Receipts" shall mean the amount received by Company from sales or licenses of Records after deducting any and all direct Expenses, costs, taxes and/or third party payments in connection with the creation, production, manufacture and exploitation or use of such Records, Masters or Videos recorded or produced under this Agreement.

"Net Sales" shall mean 100% of sales of Records paid for or credited and not returned except as specifically set forth to be different in this Agreement.

"Records," shall mean all forms of sound reproductions whether now known or unknown, on or by which sound may be recorded for later transmission to listeners, embodying sound, including, without limitation, discs of any speed or size, vinyl, compact disc, reel-to-reel tapes, cartridges, cassettes, audiovisual recordings, digital transmissions, direct transmissions or any other configurations.

"Recording Costs" shall mean all costs incurred with respect to the production of Masters embodying the Artist's performances, including audio visual recordings, and which are customarily recognized as Recording Costs in the phonograph record industry

including but not limited to all expenses incurred in connection with the production, mixing and mastering of audio and/or visual masters and all payments and/or advances to Artist hereunder, as well as payments to all of the musicians (including without limitation, instrumentalists, leaders, arrangers, orchestrators, copyists and contractors), vocalists and producers, if any, rendering services in connection with any recordings hereunder, payments to union pension and welfare funds, costs of cartage and instruments hire, studio or hall rentals, editing costs, payroll taxes and other payments to third parties on Artist's behalf related to recording costs, fees to third party producers or side artists, fees for replay or sampling licenses, and other reasonable expenses incurred by Company for the purpose of production of the Masters.

"Suggested Retail List Price" (**"SRLP"**) shall mean with respect to Records sold for distribution in the United States, Company's suggested retail list price in the United States during the applicable accounting period It being understood that a separate calculation of the suggested retail list price shall be made for each price configuration of Records manufactured and sold by Company; and with respect to Records sold hereunder for Distribution outside the United States, Company or its licensees' suggested or applicable retail price in the country of manufacture or sale, as Company is paid, or, in the absence in a particular country of such suggested retail list price, the price as may be established by Company or its licensee(s) in conformity with the general practice of the recording industry in such country, provided that Company shall not be obligated to utilize the price adopted by the local mechanical copyright collection agency for the collection of mechanical royalties. Notwithstanding anything to the contrary contained herein, the Suggested Retail List Price for premium Records shall be Company's actual sales price of such Records.

"Term" shall mean the duration of the Agreement including the Initial Contract Period and subsequent Option Periods during which Artist accepts and agrees to render services to the Company as well as which licensing right pertaining to the production of Records exclusively to the Company.

"Territory" shall mean the Universe.

2. **<u>TERM AND OPTIONS</u>:** The term of this Agreement shall commence as of the date hereof and shall continue for one (1) year ("Initial Period"). Artist hereby irrevocably grants to Company the option to extend the Initial Period upon the same terms and conditions of the Initial Period for five (5) further consecutive 1 year renewal periods ("Option Period"). Each Option Period shall be exercised automatically, unless Company gives written notice to Artist within thirty (30) days prior to the date that the Contract Period would otherwise expire that Company does not intend on exercising its right to extend this Agreement under the next Option Period. If Company does not exercise its rights for an additional Option Period, and if Artist decides that it does not want Company to exercise its rights to an additional Option Period, Artist is required to notify Company of same, in writing, delivered to Company's address hereon, via certified letter. Upon receipt of said letter, Company shall have the right, within 30 days, to exercise an additional Option Period hereunder in order to avoid Artist being released from this

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Contract. Notwithstanding the foregoing, if Company fails to commercially release LP 1 in the US within 6 months of delivery, or commercially release LPs 2-5 in the US within 9 months of delivery, Artist shall have the option to terminate if said breach is not cured within 30 days of written notice.

3. **RECORDING REQUIREMENTS:** At the time of execution of this Agreement, Artist shall deliver the EP entitled "Inizio" by "Iggy Azalea" comprising of 8 songs and one interlude, along with all clearances, along with the Hefe Wine LP comprising no less than 10 song entitled "Rich Man Diease" (and this shall fulfill the delivery requirement for the Initial Period). During the respective Contract Period, Artists agrees to record for Company sufficient Masters to comprise a minimum of one (1) long-playing phonograph record album (LP) and one extended play (EP) per Contract Period, embodying Compositions not heretofore recorded by Artists, in a Company approved recording studio, at times to be mutually agreed upon. Company shall have the right and opportunity to have a representative attend each recording session. Company and Artist shall jointly select the Compositions to be recorded and each Master shall be subject to Company's approval as technically and commercially satisfactory for the manufacture and sale of Records. All Masters shall be produced and mixed by producers and mixers mutually approved by Artist and Company. Each LP & EP shall comprise no less than ten (10) nor more than twelve (12) Masters. Upon Company's request, Artist shall re-record any Composition recorded hereunder until a recording which in Company's sole judgment is satisfactory until the manufacture and sale of Records shall have been obtained. Should Artist fail to appear at any recording session of which Artist has been given reasonable notice, for any reason, unless Artist gives forty-eight (48) hours notice to Company of an inability to appear as scheduled, Company shall have the right to charge any of its out-of pocket expenses in respect to such session against Artist's royalties if and when earned.

4. **RECORD PRODUCTION, EXPENSES & ADVANCES:**

a) No future recording sessions shall be commenced hereunder, nor any commitments made, nor any costs incurred in connection therewith unless and until a proposed budget for the Masters shall be submitted by Artist in writing and approved by Company. Company shall have final decision on all money to be spent on all recording costs ("Recording Costs"). Company shall pay the Recording Costs of the Masters recorded at recording sessions in any amount not in excess of the recording budget.

b) ESMG agrees to advance Wine Enterprises the sum of $25,000 dollars upon execution of this Joint Venture Agreement.

c) All Recording Costs or Advances paid or payable by Company under this Agreement shall be an Expense as defined in this Agreement. All advance money, particularly that which is enumerated in b above, are fully recoupable by Company. Future Recording Costs incurred by Company in respect to Masters in excess of the recording budget approved by Company shall be an Expense as

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defined in this Agreement. Artist shall not incur any Recording Costs not previously approved by Company in the Recording Budget without Company's written approval, and Artist's failure to act accordingly shall be deemed a material breach of this Agreement (if the overage exceeds 25%, and the overage is caused by Artist). Company agrees not to exceed $150,000 in Expenses without the written consent of Artist. Advances to Artist shall be due upon execution of Option(s).

d) Artist represents it will cooperate with publicity and promotional efforts of the Company to support sales of the record by appearing from time to time as requested by Company. If travel is required outside of the state of California, then Company shall pay for the costs of transportation and such costs shall be considered Expenses under this Agreement.

5. **ARTWORK:** In connection with artwork prepared for use with the Masters delivered hereunder, and subject to time restrictions imposed by Company's distributor, Artist shall be entitled to submit for Company's approval proposed front cover art designs and/or Artist's ideas therefore. In the event that the foregoing is unacceptable to Company, Company agrees to consult with Artist in connection with the preparation of alternate front cover artwork. Artist shall be entitled to utilize the artwork royalty free for concert, retail or mail-order merchandising, provided that Company shall have the ability and rights to grant Artist such right and further provided that Company shall have recouped, or Artist has reimbursed Company for all such costs for creation and licensing of the artwork. Company shall be licensed royalty free of the copyright in all artwork provided by Artists and incorporated into the packaging of Artist's Records released pursuant to this Agreement, if Company pays for the creation costs. All costs of preparation of such artwork or paid by Company for preparation and rights to artwork shall be an Expense as set forth in this Agreement. For sake of clarity, all artwork or logos created by the band prior to or during the deal are owned by the band which will licensed royalty free of copy right to Company for promotion of records hereunder, and Artist retains all rights to merchandising.

6. **ROYALTIES:**

A. I. Company agrees to split its net profits hereunder with Wine Enterprises 50/50. Net profits shall be defined as gross profits less customary and verifiable reimbursement for production, marketing, and third party royalties. This Agreement will also represent a 360 deal for all Artists including all publishing rights controlled by Wine Enterprises Inc. as well as all points covered in the existing Iggy Azalea Agreement which said Agreement is entered as part of the Joint Venture.

II. Prior to splitting its net profits with Wine Enterprises, Company agrees to pay royalties to Artist for each unit sold, according to the following schedule:

a) Subject to the remaining provisions of this Paragraph, in consideration of Artist's full rendering of satisfactory services as described herein and delivery to Company of acceptable Masters and digital downloads (all three of which are subject to the terms of this agreement), Company shall pay Artist a royalty, which includes the producers rate, of 13.5% ("Basic Rate") of the Suggested List Retail Price (the "SRLP") of records embodying any Master hereunder and sold through normal retail channels throughout the United States (the "USNRC") and not returned (and such rate shall increase by 1% for each LP Option, and shall increase by 1% once an LP achieves sales of 250,000 units) . For sake of clarity, the singles rate shall be the same as the LP rate hereunder. The ringtone rate shall be 130% of the LP rate.

b) No royalties shall be payable on Records:

i) Furnished as free or bonus Records to members, applicants, or other participants in any record club or other direct mail distribution method.

ii) on Records distributed for promotional purposes to radio stations, television stations or networks, record reviewers or other customary recipients of promotional Records, on so-called "promotional sampler" Records.

iii) on Records sold as scrap or so-called "cut-outs"; and on Records distributed on a so-called "no-charge" or "free" basis (such as, but not limited to, Records commonly described in the record industry as "free-goods" or "freebies", and which shall be specifically limited to Two [2] per Ten [10] sold) whether or not the recipients of such Records are affiliated with Company and whether or not such Records are intended for sale by the recipients thereof.

c) Notwithstanding anything to the contrary contained in this subparagraph 6, if Company's "sales through normal trade channels" (which term as used in this Agreement, shall excludes sales or uses set forth in subparagraph 6 (d) (foreign, record club, freebies, etc.) on its top popular label in the United States of any album consisting entirely of master recordings recorded hereunder exceed seventy five thousand (75,000) units (as determined in accordance with Company's standard accounting procedures and as reflected on statements rendered hereunder), the royalties shall accrue to Artist's credit on any such excess shall be at the applicable Base Rate set forth in subparagraph 6(a) above.

d) Company shall pay artist 50% of the net receipts it receives from licensing of the masters for film, TV, commercials, or any other form of exploitation not otherwise covered in this agreement (including advances from distributor).

7. **ROYALTY ACCOUNTING:**

a) Statements as to royalties payable hereunder shall be sent by Company to Artist on or before the thirtieth day of September of the semi-annual period ending the preceding June 30, and on or before the 31st day of March for the semi-annual period ending the

preceding December 31st, together with payment of accrued royalties, if any, earned by Artist hereunder during such semi-annual period, less all Advances and charges under this Agreement. Company shall have the right to retain, as a reserve against charges, credits, or returns, such portion of payable royalties as shall be reasonable in Company's best business judgment; however, in no event shall such retained reserve exceed a sum equal to Twenty-five (25%) percent of the royalties payable to Artist in the applicable period (and no reserves for digital). Record Production, Expenses, and Advances hereunder shall not be recouped from mechanical royalties payable hereunder. Notwithstanding the foregoing, any amounts retained by Company as reserve against charges, credits or returns shall be liquidated no later than 3 accounting periods following the period in which the sales, to which said reserves apply, occurred.

b) No royalties shall be payable to Artist in respect to sales of Records by any of Company's distributors or licensees until payment has been received by Company or credited to Company. Sales by any such licensees shall be deemed to have occurred in the semi-annual accounting period during which such licensees shall have rendered to Company accounting statements for such sales.

c) Royalties in respect of the sale of Records outside of the United States shall be computed in the national currency in which Company is paid by Company's licensees; shall be credited to Artist's royalty account hereunder at the same rate of exchange as Company are paid; and shall be proportionately subject to any transfer or comparable taxes which may be imposed upon Company's receipts. In the event Company shall not receive payment in United States dollars in respect thereof such payment shall not be credited to Artist's royalty account hereunder. Company shall, however, if Company is able to do so, accept such payment in foreign currency and deposit in a foreign bank or other depository, at Artist's expense, in such foreign currency, such portion thereof, if any, as shall equal the royalties which would have actually been payable to Artist hereunder in respect to such sales had such payments been made to Company in United States dollars in the United States and Company shall notify Artist thereof promptly. Deposit as aforesaid shall fulfill Company's royalty obligations hereunder as to such record sales.

d) Artist shall be deemed to have consented to all royalty statements and all other accountings rendered by Company hereunder and each such royalty statement or other accounting shall be conclusive, final, and binding, shall constitute an account stated, and shall not be subject to any objection for any reason whatsoever unless a specific objection in writing, stating the basis thereof, is given by Artist to Company within 3 years after the date rendered.

e) Company shall maintain books of account concerning the sale or other exploitation of Records hereunder. Artist, or a certified public accountant, in Artist's behalf, may, at Artist's sole expense, examine Company's said books relating to the sale of Records hereunder solely for the purpose of verifying the accuracy thereof only during Company's normal business hours and upon reasonable written notice. Company's books relating to any particular royalty statement may be examined as aforesaid only within 3

years after the date rendered and Company shall have no obligation to permit Artist to examine Company's such books relating to any particular royalty statement more than once.

f) All customary and verifiable monies paid pursuant to this Agreement to Artist or on Artist's behalf, on behalf of any person, firm or corporation representing Artist, other than royalties payable pursuant to this Agreement, shall constitute Expenses as defined herein.

8. **MECHANICAL LICENSING AND ROYALTIES:** All musical compositions or material recorded pursuant to this Agreement, which are written or composed, in whole or in part, or owned or controlled directly or indirectly by Artist or any producer of Masters subject thereto (herein "Controlled Compositions"), shall be and are hereby perpetually licensed to Company for the United States and Canada at a royalty per selection equal to Seventy-five (75%) percent of the mechanical statutory per selection rate (with regard to playing time) effective on the date of initial U.S. commercial release of the Masters concerned hereinafter sometimes to be referred to as the "Per Selection Rate". This rate shall increase to 85% at unit sales of 500,000, and to 100% at unit sales of 1,000,000.

a) Notwithstanding the foregoing, with respect to foreign sales, the royalty per selection shall be equal to seventy-five percent (75%) of the minimum statutory mechanical royalty rate as established by the mechanical rights society having jurisdiction over the territory in which Records are manufactured.

b) Notwithstanding the foregoing, the maximum aggregate mechanical royalty rate which Company will be required to pay in respect of any single, E.P. or L.P., regardless of the total number of compositions contained therein, shall not exceed Two (2) times, Five (5) times, and 11 times the "Per Selection Rate" respectively.

c) All mechanical royalties payable hereunder shall be paid on the basis of net Records sold hereunder for which royalties are payable to Artist pursuant to this Agreement.

d) Accounting for royalties in respect to the compositions referred to above shall be rendered semi-annually within ninety (90) days of the end of each semi-annual period as set forth in paragraph 8 herein.

e) Artist agrees not to record any Controlled Composition or other song recorded pursuant to this Agreement without Company's written consent, for the later of i) five (5) years subsequent to the date of delivery to Company of any Controlled Composition or song recorded hereunder; or ii) two (2) years subsequent to the expiration or other termination of the Term of this Agreement.

e) Payments made for mechanical royalties under this Agreement are considered an Expense.

9. **NAME & LIKENESS:**

a) During the Term of this Agreement and for as long as Company shall be entitled to sell the Records derived from Masters produced under this Agreement, Artist hereby licenses to Company the right, and to license others the right, to use Artists' name, approved likeness, voice, approved biographical material or other identification solely for use in association with any promotion, marketing or advertising, in any medium now known and existing or that is created in the future, of the sale of Records pursuant to this Agreement. Further, during the Term of this agreement, Artist will not license or consent to the use of Artist's name, likeness, voice, biographical material or other identification, for or in connection with the recording or exploitation of Records under this Agreement by or for anyone other than Company.

b) Artist shall apply for and obtain in Artist's name, and at Artist's expense, federal registration of a trademark and/or service mark for Artist's professional name and /or logo in connection with the use thereof in all areas of the entertainment industry, including, without limitation, in connection with the recording and sale of phonograph records, the establishment of fan clubs, the rendition of concerts and live performances, and the sale of clothing and other merchandise. If Artist fails to apply for and obtain federal registration of any such trademark or service mark, Company shall thereafter have the right to apply for and obtain federal registration of any such trademark or service mark, in Artist's name, at Artist's expense and Artist hereby appoints Company as its attorney-in-fact, coupled with an interest, for the purpose of applying for and obtaining such registration.

10. **MASTER RIGHTS:** Subject to subsection (d) below, all songs recorded during the Term shall be recorded by Artist on Company's and Wine Enterprises's behalf, and all Records made there from, together with the performances embodied therein, shall, from the inception of their creation, be entirely the property of Company and Wine Enterprises 50/50 in perpetuity (with Company to administer), throughout the Territory, free of any claim whatsoever by Artist or by any persons deriving any rights or interests from Artist. For the purposes hereof, all such Master recordings shall be works made for hire under the United States Copyright Law. In the event such works are deemed not to be works made for hire, then pursuant to this Agreement Artist hereby transfers Artist's rights to the copyrights in the Masters to Company/Wine Enterprises. Artist agrees to execute any documents to fulfill the transfer of copyright to the Masters upon request by Company. Company shall have the right to secure registration of the sound recording copyright in and to the Masters in Company's and Wine Enterprises's name as the owner and author thereof and to secure any and all renewals of such copyright. Nevertheless, Artist shall, upon Company's request, execute and deliver to Company any assignments of copyright (including renewals and extensions thereof) in and to such Master recordings as Company may deem necessary. Company (and its Licensees) shall have the sole and exclusive right to use the Masters throughout the Territory or any part thereof in any manner it sees fit, including, without limitation, the sole and exclusive right in perpetuity and throughout the Territory:

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a) To manufacture, advertise, sell, distribute, lease, license, or otherwise use or dispose of the Masters and Records embodying the songs, in any or all fields of use, including Digital Transmissions, by any method now or hereafter known, upon such terms and conditions as Company may elect or, in its sole discretion, refrain there from;

b) To use and publish the names (including all professional, group, and assumed or fictitious names), photographs and biographical material of Artist in connection with the promotion, exploitation and sale of Records; and

c) To release derivatives of any one or more of the Masters on any medium or device now or hereafter known, under any name, trademark or label which Company and its Licensees may from time to time elect.

d) Notwithstanding anything to the contrary herein, if Company fails to pay recording costs (excluding LP 1) and spend at least $100,000 to support the marketing of any LP delivered and/or recorded hereunder within 6 months from the date of delivery, Company's rights hereunder with respect to such LP shall terminate and this Agreement shall be subject to termination by Wine Enterprises and Artist

11. **VIDEO RIGHTS:** During the term hereof, Company shall have the exclusive worldwide right to manufacture and distribute Videos for commercial and/or promotional purposes including any commercial sale or other exploitation of so-called "long form" video programs or authorize others to do so.

a) All recording and production costs directly or indirectly incurred in connection with the creation of the audio-visual recording hereunder shall be considered Expenses.

b) In the event that Company shall license through Company's normal distribution channels, as opposed to directly manufacturing and selling same, the royalty payable by Company to Artist shall be the percent of Company's Net Receipts derived from such licenses as set forth in paragraph 6d of this Agreement after deducting: any and all proper and reasonable direct costs and/or third party payments in connection with the creation, manufacture and exploitation or use of said audio-visual recordings from all Net Receipts derived there from.

I) With respect to audio-visual recordings embodying Artist's performances which are manufactured and sold directly by Company or its distributors as opposed to licensees of Company, Artist shall be entitled to a royalty which shall percent of Company's Net Receipts derived from such licenses as set forth in paragraph 6d of this Agreement after deducting: any and all proper and reasonable direct costs and/or third party payments in connection with the creation, manufacture and exploitation or use of said audio-visual recordings from all Net Receipts derived there from and (b) an additional fee in lieu of any overhead or distribution fee.

c) No royalties shall be payable to Artist in respect of units distributed by Company or its licensees for promotional purposes or to radio or television stations or networks (such as MTV).

12. **WARRANTIES AND REPRESENTATIONS:** Artist warrants and represents the following:

a) Artist is not now and during the Term shall not be a party to or bound by any contract or agreement which will interfere in any manner with the manufacture and marketing and sale of the Recording by Company. Artist is under no disability, restriction or prohibition with respect to Artist's right to sign and perform under this Agreement.

b) The songs and performances embodied in the Recordings, and any use thereof by Company or its grantees, licensees, or assigns, will not violate or infringe upon the rights of any third party. Artist has secured all proper licenses for the right to perform and record all or any part of the performances or recording embodied on Artist's Master including for the use of any third party's recording or composition for use for what is commonly known as "sampling," "replay," or "interpolation."

c) Each party hereto agrees to and does hereby indemnify, save and hold the others harmless from and against any and all loss, damage and liability of any form (including reasonable attorney's fees) arising out of any claim by any one or more third parties or any act by the offending party which is inconsistent with any of the warranties, representations, and/or agreements made by such party herein, and agrees to reimburse the non offending party(ies) on demand for any payment made by it at any time with respect to any liability or claim to which the foregoing indemnity applies (but such indemnity shall not apply until there is a final non-appealable court judgment or settlement approved by offending party). Pending the determination of any claim involving such alleged breach or failure by Artist, Company may withhold sums due Artist hereunder in an amount consistent with such claim (but such freeze period shall not exceed 1 year if no lawsuit has been filed). The non-offending party facing liability shall have the right at all times, in its sole discretion to control the defense of any claim (with the offending party to have an opportunity for input).

d) Artist expressly acknowledge that Artist's services hereunder are of a special, unique, and intellectual character which gives them peculiar value, and that in the event of a material breach by Artist of any term, condition, or covenant hereof, Company will be caused irreparable injury. Artist expressly agree that in the event Artist shall materially breach any provisions of this contract and fails to cure within the cure period, Company shall be entitled to seek injunctive relief and/or damages, as Company may deem appropriate, in addition to any other rights or remedies available to Company, and Company shall have the right to recoup any such damages resulting from any such breach, which shall be reduced to a final, adverse judgment adverse to Artist, from any monies which may be payable to Artist hereunder.

e) During the Term of this Agreement, if required by law or any other customary agreement that Company may become a party to, Artist shall become and remain a member in good standing of any appropriate labor union or unions. If Company becomes a party to any such union agreement, Company shall give Artist written notice of such action.

f) Artist warrants that it is the sole owner of its professional name and that Artist and Wine Enterprises have the sole and exclusive right to use and to allow others to use Artist's professional name in connection with the manufacture, advertising and sale of Records.

g) Artist understands that the record industry and sales of records is speculative and that Company makes no warranty or representations as to the success of the sales of Artist's Records distributed and sold hereunder.

13. **SUSPENSION AND DEFAULT:**

a) Subject to the cure period, Company reserves the right by written notice to Artist to suspend its obligation hereunder and/or to extend the expiration date of the then-current Contract Period for the duration of the following contingencies if by reason of such contingencies it is materially hampered in the recording, manufacture, distribution or sale of Records, or its normal business operations become commercially impractical: labor disagreements, fire, catastrophe, shortage of materials or any cause beyond Company's control (but such suspension shall never exceed 9 months).

b) Subject to the cure period, in the event of any material default or material breach by Artist in the performance of any of Artist's obligation or warranties hereunder, Company, by written notice to Artist, in addition to any other rights or remedies which it may have at law or otherwise, at its election, may terminate the Term or may suspend its obligations hereunder for the duration of such default or breach and/or may extend the expiration date of the then-current Contract Period for a period equal to all or any part of the period of such default or breach.

c) In the event of any material default or material breach by either party in the performance of any of its obligations or warranties hereunder, the damaged party shall give the alleged breaching party written notice of such default. The alleged breaching party shall then have sixty (60) days to cure such breach before being declared to be in breach or default of this Agreement.

14. **APPROVAL:** Wherever in this Agreement Artist's approval or consent is required by Artist, Artist's approval shall not be withheld unreasonably and failure to give such approval or disapproval within seven (7) days' written notice by Company shall be deemed an approval by Artist. Wherever in this Agreement the subject matter is mutually agreeable by the parties, then in the event of a dispute, then the final decision shall be controlled by the Record Company.

15. **ASSIGNMENT:** Company shall have the right to assign this Agreement or any of Company's rights hereunder or to delegate Company's obligations hereunder or any part thereof to any third party. Specifically, but not limiting the generality of the foregoing, Company shall have the right to enter into a long term recording, production or distribution agreement, on terms no less favorable than those contained herein, for the provision of Artist's services as exclusive recording artists or assigning any of Company's rights hereunder with any record Company, independent label, production or distribution Company. Artist's rights and obligations hereunder are personal and non-delegable. Notwithstanding the foregoing, any assignment must be to a company that has distribution through a major in the U.SA.

16. **SUCCESSOR IN INTEREST:** This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors, permitted assigns, and representatives.

17. **INVALIDITY OF TERMS:** If any clause, sentence, paragraph or part of this agreement, or the application thereof to any person, shall for any reason be adjudged by a court of competent jurisdiction to be invalid, such judgment shall be limited and confined in its operation to the clause, sentence, paragraph or part thereof directly involved in the controversy in which such judgment shall have been rendered and to the person involved.

18. **NOTICES:** All notices hereunder required to be given to Company shall be sent to Company at its address first mentioned herein and all royalty statements (and payments) and all notices to Artist shall be sent to Artist as Artist's address first mentioned herein, or such other address as each party respectively may hereafter designate by notice in writing to each other. All notices shall be in writing and shall be sent by registered mail or certified mail, return receipt requested. The day of mailing of any such notice shall be deemed the date of the giving thereof. Royalty statements (and payments) may be sent by regular mail. All notices shall be served upon Company to the attention of the Chief Executive Officer.

19. **APPLICABLE LAW:** This agreement has been entered into in the State of California and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State of California, with respect to the determination of any claim, dispute or disagreement which may arise out of the interpretation, performance or breach of this agreement. Any process in any action or proceeding commenced in the courts of the State of California or elsewhere, arising out of any such claim, dispute or disagreement, may among other methods be served upon Artist by delivering or mailing the same, via registered or certified mail, addressed to Artist at the address first above written or such other address as Artist may designate pursuant to paragraph 18 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service with the State of California or the jurisdiction in which such action or proceeding may be commenced. The non-prevailing party in any legal dispute hereunder shall cover the reasonable attorney's fees and court costs of the prevailing party.

20. **AMENDMENT:** This writing sets forth the entire understanding between the parties with respect to the subject matter hereof, and no modification, amendment, waiver, termination or discharge of this agreement shall be binding upon either party unless confirmed by a written instrument signed by an authorized signatory of each party. No waiver of any provision or any default under this Agreement shall constitute a waiver by Company of compliance thereafter with the same or any other provision or its right to enforce the same or any other provision thereafter.

21. **DISTRIBUTION AGREEMENT:** In the event Company enters into a distribution agreement with any Distributor of Records, and if this Agreement is in conflict with such agreement between Company and Distributor for the distribution of Artist's records, the Distribution Agreement terms shall control only as to those terms inconsistent and in conflict with the terms of this Agreement. And only to the extent such terms are no less favorable to Artist and Wine Enterprises as those herein. In no event shall the term of a Distribution Agreement negatively affect Artist's Record Royalty Basic Rate. At all times hereunder Company shall maintain distribution through a major US distributor, or else Artist has the option to terminate if said breach is not cured within 30 days of written notice.

22. **SIDE ARTIST**: Notwithstanding any agreement to the contrary Artist shall not be prohibited from performing as a so-called "side artist" for third parties. In connection with any such recording for anyone other than Company, the following conditions shall apply:

a) Artist's name and likeness shall not appear on the front cover of any such recording; and

b) On any liner or inserts, Artist's name shall not appear in larger size type than any other side artist; and

c) No more than one member of Artist may appear on the same recording; and

d) Artist shall not render a solo or step out performance without the prior consent of Company; and

e) Company shall receive a courtesy credit which states that Artist appears courtesy of Company

23. **GROUP ARTIST & LEAVING MEMBER:**

a) The Artist's obligations under this Agreement are joint and several. All references to "Artist" include all members of the group collectively and each member individually, unless otherwise specified herein.

b) "Artist" shall refer to the members of the group as presently comprised and

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such other individual(s) who at any given time during the term hereof shall then comprise the group. The substitution of, addition to, or subtraction from any of the present members of Artist shall be done only upon the prior written approval of Artist and company, provided that any substituted individual will be deemed a party to this Agreement and shall agree in writing to be bound by all of the terms and conditions of this Agreement. Artist shall promptly deliver to Company any documents as Company may require executed by such substituted member as Company, in its judgment, may deem necessary or advisable to effectuate the institution of such substituted member.

c) If any member of Artist ceases to perform as a member of the group during the term hereof ("Leaving Member"), Artist shall promptly give Company written notice of such occurrence (the "Leaving Member Notice"). If the group disbands, each member of the group shall be deemed a Leaving Member.

i) None of the individuals herein named as Artist ("Present Members") or any who may hereafter become substituted therefore ("Substitute Members") shall, during the Term of this Agreement record for anyone other than Company, individually or as part of any other group. Each of the Present Members and Substitute Members agree that, without limiting any of Company's other rights and/or remedies, if there is a Leaving Member during the term hereof:

A) Company shall have the right to terminate the Term of this Agreement with respect to the remaining members of Artist by notice given to Artist at any time before the expiration of ninety (90) days after Company's receipt of the Leaving member Notice. In the event of such termination, all of the members of Artist shall be deemed Leaving Members as of the date of Company's notice to Artist and the terms of this paragraph shall then apply to any or all of such members.

B) If Company does not terminate the term of this Agreement with respect to the remaining members, the royalties or other compensation otherwise payable pursuant to the terms of this Agreement with respect to such remaining members shall remain the same.

ii) Artist grants to Company an irrevocable option to engage the exclusive services of a Leaving Member as a recording artist. Said option, with respect to such individual, may be exercised by Company by giving Artist notice at any time before the expiration of ninety (90) days after Company's receipt of the Leaving Member Notice (or, if later, the date of the delivery to Company of the demo tape or the occurrence of the live audition, if applicable, but in no event later than 6 months). In the event of Company's exercise of such option, Artist and such leaving member shall be deemed to have entered into an agreement with Company with respect to such individual's exclusive recording services upon all the terms and conditions of this agreement except that: (i) Company shall have the right to exercise the same number of options to extend the terms of this Agreement for the Leaving Member as such options are available to Company for Artist; and all royalties and compensations payable hereunder to Leaving Member shall be seventy five percent (75%) of those Company is obligated to pay Artist.

iii) A Leaving Member shall not, without Company's consent, use the professional name of the group in any commercial artistic endeavor (except "formally a member of"); said professional name shall remain the property of the group who continue to perform their obligations hereunder and whose engagements are not terminated.

24. **ARBITRATION**: Any claim or dispute arising out of or relating to this Agreement or the breach thereof shall first attempt to be settled by mediation in Los Angeles in accordance with the rules and regulations of the American Arbitration Association governing a one member panel. In the event that the parties are unable to reach a settlement or agreement, then the claim shall be submitted to non-binding arbitration in accordance with the rules and regulations of the American Arbitration Association governing a one member panel. In the event arbitration is not successful, then each party hereto shall have the right to pursue any claim arising out of the dispute by any other legal or equitable means available to them within the competent jurisdiction.

25. **RIGHT TO LEGAL REPRESENTATION:** Artist represents and warrants that Artist has read this Agreement and Artist understands that this is an important legal document. Artist hereby represents and warrants that Artist has been advised of its right to seek independent legal counsel in connection with the negotiation and execution of this agreement and that Artist has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived its right to such legal counsel and desires to enter into this agreement without the benefit of independent legal representation.

26. MISCELLANEOUS

a) Company agrees to commercially release each album delivered hereunder in Canada, the EU and Japan within 12 months of delivery, or Wine Enterprises and/or Artist shall have the right to find a licensee to release the album in the unexploited territory.

b) In the event Company files for bankruptcy or ceases active operations, Wine Enterprises and Artist shall have the right to terminate.

c) In the event that Company fails to commercially release any album delivered hereunder at all within 12 months of delivery, or Company takes any commercially released album out of print for 12 continuous months, Wine Enterprises and/or Artist shall have the right to make an offer to buy or lease back all the rights to the masters for a price not to exceed the actual out-of-pocket recording costs spent by Company on such album, subject to additional customary terms to be negotiated in good faith.

EXHIBITS INCORPORATED WITH THIS AGREEMENT

Exhibit A (Wine Enterprises Inc, agreement with "Iggy Azalea"

B. Exhibit B (Approved Marketing and Promotion Budget) **ESMG MARKETING COMMITMENT. ESMG**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

ESMG, INC./ TOP SAIL PRODUCTIONS.
222 East 2nd Ave
La Habra Calif. 90631

By: David Michery
Its: CEO

WINE ENTERPRISES, LLC
205 Fleetway Ave
Houston TX, 77024

By: Maurice Lasel Williams
Its: President/CEO

NOTARY PUBLIC STATE OF FLORIDA
RAUL L. CHAVARRIA
MY COMMISSION # EE 173519
EXPIRES: March 6, 2016
Bonded Thru Budget Notary Services

Exhibit A
(Wine Enterprises Inc, agreement with "Iggy Azalea"

Wineenterprises inc.

5315-b 1960 w #277

Houston TX 77069

Amethyst Kelly

20 Azalea st. Mullumbimby

N.S.W,2482 AUS.

Feburary 14,2009

The following letter constitutes your and our agreement ("Contract"):

1. **Services and Delivery.**

(a) During the Initial Period of this agreement, Amethyst Kelly (herein after referred to as "Artist", "you" "your" or any similar pronoun) shall, record vocally on Records and perform in music videos exclusively for Wine Enterprises, Inc. (herein after referred to as "Wine Enterprises", or a similar pronoun). You agree to appear and perform such services pursuant to our reasonable instructions and specifications and at such times and places as we shall designate subject to reasonable consultation with you, in accordance with the provisions hereof. Further, you shall deliver to Wine Enterprises never before released musical compositions containing the performances of Artist (herein "Masters") for release and exploitation by Wine Enterprises. It is the intent of Wine Enterprises to package the Masters into an album format that may also include additional Masters as requested by various retailers (i.e. bonus tracks, exclusive songs, etc.) (the "Initial Period Album"). It is acknowledged that Artist previously recorded and owned all rights to a number of existing master recordings featuring Artist (herein "Pre-recorded Masters"). Upon execution of, and subject to the terms of, this agreement, Artist hereby transfers, assigns, and conveys to Wine Enterprises all rights, title, and interest of every kind and nature in and to the Pre-recorded Masters that are necessary for Wine Enterprises to reproduce, adapt, edit, exploit and otherwise distribute the Prerecorded Masters and any Additional Master Recordings in any method now known or hereafter developed including without limitation, as ringtones, digital downloads, streaming performances, ringbacks and the like for the life of copyright. The Pre-recorded Masters are listed by title in Exhibit A, which is attached hereto and incorporated by reference. Notwithstanding anything to the contrary, the copyright ownership of the Pre-recorded Masters shall be One Hundred percent (100%) with Wine Enterprises.

(b) In the event that Wine Enterprises pays any Recording Costs in connection with the Prerecorded Masters, then such costs shall be fully recoupable hereunder.

(c) All Masters that are recorded during the Term and embody Artist's performances, from the inception of the recording thereof shall be deemed, for purposes of copyright law through the world, works made for hire for Wine Enterprises. All Masters and reproductions

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made there from, together with the performances embodied therein and all copyrights therein and thereto and all renewals and extensions thereof, shall be entirely the property of Wine Enterprises throughout the universe, free of any claims whatsoever by Artist, or any other person, firm, or corporation. If for any reason Wine Enterprises shall be deemed not to be the author of those Additional Master Recordings this agreement shall constitute an irrevocable transfer to Wine Enterprises of ownership of copyright (and all renewals and extensions) throughout the universe in those Additional Master Recordings and, accordingly, Artist hereby grants, transfers, conveys and assigns directly to Wine Enterprises the entire right, title and interest throughout the universe, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal rights, in and to such Masters recorded during the Term.

2. **Term.**

(a) The Term shall consist of an "Initial Period" and any of the "Renewal Periods" for which we shall have exercised the options hereafter provided. We shall have 1 separate options, each to extend the Term for a Renewal Period. The Initial Period and each Renewal Period are each hereafter sometimes referred to generally as a "Contract Period." Each Renewal Period is hereafter sometimes referred to respectively in chronological order as the "First Renewal Period," "Second Renewal Period," and "Third Renewal Period". We may exercise each option to extend the Term for a Renewal Period by giving you notice of our election to do so at any time prior to the commencement of the Renewal Period for which our option is exercised;

(b) (i) The Initial Period shall commence on the date hereof and shall continue until the date twelve (12) months, or such fewer number of days of which we may advise you in writing, after the initial release in the United States, if any, of the Initial Period Album; and (ii) Each Renewal Period shall run consecutively, shall commence upon the expiration of the immediately-preceding Contract Period and shall continue until the date twelve (12) months, or such fewer number of days of which we may advise you in writing, after the initial release in the United States, if any, of the Album required to be delivered to us in fulfillment of your Recording Commitment for that Renewal Period, which initial release, for purposes of this subparagraph 2(b)(ii) only, shall be deemed to occur on the earlier of: (1) the date of the actual initial release in the United States, if any, of that last Album; or (2) the date that is sixty (60) days after your delivery to us of that last Album. No days between November 15 and February 15 of the next calendar year shall be taken into account for purposes of determining the duration or end of that sixty (60) day period referred to in the immediately preceding sentence; and

(c) Notwithstanding the foregoing, if as of the last date on which we have the right to extend the Term for a Renewal Period pursuant to subparagraph 2(a) above, we have failed to exercise our option to extend the Term for the next Renewal Period, the then-current Contract Period nonetheless shall continue until you notify us in writing of that failure, referring specifically to this subparagraph 2(c). If we fail to exercise our option to extend the Term for the next Renewal Period on or before the date that is thirty (30) days after we receive that specific written notice from you, then the Term shall end on the date that is thirty (30) days after we

receive that notice from you, as if that date were the original expiration date of the Term, without any liability or additional obligation to you in connection therewith.

3. **Advance.**

(a) In consideration of all rights granted herein, Wine Enterprises shall pay an advance to
Artist, with respect to the Initial Period Album, in the sum of One Thousand Dollors ($1,000.00).

(b) It is acknowledged that in connection with the Initial Period Album, Wine Enterprises is not paying any upfront monies or advances to any producers, musicians, featured vocalist, background singers or other third parties. Any such payments, other than the royalty payments specifically agreed upon herein, shall be Artist's sole responsibility.

(c) All costs associated with the Initial Period Album that are paid by Wine Enterprises, including but not limited to the Initial Advance, Recording Costs, travel expenses, manufacturing, photo shoots, video shoots, promotional tours, marketing and promotions costs shall be fully recoupable from the Artist Royalty provided herein.

(d) For each Required Album, as defined elsewhere herein, other than the First Album the Advance payable to Artist shall be equal to 2/3 of the royalties payable on the immediately preceding Album subject to the minimums and maximums below and payable as follows: (A) the "Pre-Delivery Payment" (defined below), payable promptly after our receipt of your written notice indicating that recording sessions for the Required Album for which the advance is payable have actually commenced in accordance with all of the terms of this Contract (including, without limitation, the provisions of subparagraph 4(c) below); and (B) the balance payable promptly after the Delivery Date.

Required Album	*Minimum Advance*	*Maximum Advance*
Second Album	*$ 3,000.00*	*$ 10,000.00*
Third Album	*$ 3,000.00*	*$ 10,000.00*
Fourth Album	*$ 3,000.00*	*$ 10,000.00*
Fifth Album	*$ 3,000.00*	*$ 10,000.00*

(e) The term "Pre-Delivery Payment" shall mean an amount equal to fifty percent (50%) of the applicable Advance for Required Album set forth above. The term "Delivery Date" shall mean the later of the date of your delivery to us of all Masters constituting the applicable Required Album in accordance with all of the terms of this Contract and the date on which all related documents (publishing information, sample clearances, credits, union forms, etc.) necessary for the full Delivery; and

(f) You acknowledge and agree that any and all advances paid by us hereunder shall constitute prepayment of session union scale to you, and you agree to timely complete and

appropriately deliver any documentation required by the applicable union to document and effectuate each such prepayment.

Recording Commitment and Procedures.

(a) Your "Recording Commitment" is as follows: During the Initial Period and each Renewal Period you shall record for and you shall deliver to us, at a minimum, Masters sufficient to constitute one (1) Album. Each Album required to be delivered to us in fulfillment of your Recording Commitment is hereinafter sometimes referred to generally as a "Required Album." Accordingly, you might be required to record for and deliver to us as many as (2) Required Albums. The Required Albums are sometimes referred to as the "First Album or Initial Period Album," "Second Album," "Third Album," "Fourth Album," and "Fifth Album" respectively; and

(b) We hereby acknowledge receipt from you of the Initial Period Album. During each Renewal Period, you shall deliver to us the Required Album no later than three (3) months after the commencement of the particular Renewal Period. You shall not without our prior written consent, however, either (i) commence the recording of any Masters for any Required Album prior to the date that is eight (8) months after the date of your delivery to us of the immediately-prior Required Album or (ii) deliver to us a Required Album prior to the date that is ten (10) months after the date of your delivery to us of the Immediately-prior Required Album.

(c) We shall meet to discuss who shall be the producer of each of the Masters, the Musical Compositions or other Selections which shall be embodied in those Masters, all other individuals rendering services in connection with the recording of those Masters, the studios at which those Masters shall be recorded, and the dates of recording of those Masters (collectively referred to as "Recording Elements"). Both parties shall mutually agree on the Recording Elements, however in the event of a dispute Company's decision shall be final. Both parties shall mutually agree on a budget for all "Recording Costs" (as defined below) setting forth in such detail as is reasonably required all costs and expenses to be paid or incurred for the production, recording and delivery to us of the Masters ("Recording Budget"). No recording sessions shall be commenced nor shall any commitments be made or costs incurred hereunder with respect to any Masters unless and until we shall have approved in writing each Recording Element and the Recording Budget for those Masters. If we shall disapprove of any Recording Element submitted by you or of the Recording Budget submitted by you, then our decision (including, at our election, our designation of the Recording Budget or of one (1) or more Recording Elements in substitution for the Recording Budget or any Recording Elements submitted by you and disapproved by us) shall be final;

(d) You shall furnish to us at such times as we shall require all union contract forms, report forms, invoices and other information that we shall require so that we promptly may pay

all Recording Costs, otherwise comply with any of our obligations in connection with the Masters, release Phonograph Records embodying the Masters and otherwise exploit the Masters;

(e) At our election, recording sessions for the Masters shall be conducted under our or our designee's recording license;

(f) Our representatives may attend recording sessions for the Masters;

(g) You shall deliver to us the Masters promptly after their completion. All original session tapes and any derivatives or reproductions thereof shall be delivered to us concurrently, or, at our election, maintained at a recording studio or other location designated by us, in our name and subject to our control. Each Master shall be subject to our approval as commercially and technically satisfactory for the manufacture and sale of Phonograph Records, and, upon our request, you shall re-record any Musical Composition or other Selection until a Master that is commercially and technically satisfactory to us shall have been obtained;

(h) Each Master shall embody your vocal and instrumental performances as the sole featured artist of a single Musical Composition and shall be newly recorded in its entirety in a recording studio, unless we otherwise agree in writing. Accordingly, no Masters shall be recorded in whole or in part at live concerts or other live performances. Each Required Album shall embody recordings of no fewer than ten (10) and no more than fifteen (15) Musical Compositions. You shall not record or deliver hereunder nor shall we be obligated to accept Masters constituting a Multiple Album. If, however, you shall do so and we shall accept those Masters hereunder, then, at our election, for the purpose of calculating the number of Masters recorded and delivered hereunder, those Masters shall be deemed to constitute only one (1) Album;

(i) Any Master which is not recorded or delivered in all respects in accordance with the terms hereof shall not apply towards the fulfillment of your Recording Commitment, unless we otherwise consent in writing. Furthermore, if we shall make any payments with respect to any Master which is not recorded for or delivered to us in all respects in accordance with the terms hereof, you shall pay to us, upon our demand, the amount thereof and, without limiting our other rights and remedies, we may deduct that amount paid or incurred by us for any reason from any monies payable by us hereunder; and

(j) If for any reason you delay the commencement of or are unavailable for any recording sessions for the Masters, you shall pay us, upon our demand, an amount equal to the expenses or charges paid or incurred by us by reason thereof. Without limiting our other rights and remedies, we may deduct that amount paid or incurred by us for any reason from any monies payable by us hereunder.

1. **Recording Costs.**

(a) We shall pay the Recording Costs for each album pursuant to a mutually approved budget. It is understood in the event of a dispute over any item of the approved budget, the final decision shall rest with Wine Enterprises in its sole discretion. All recording costs shall be fully recoupable from the Artist's royalties payable hereunder, specifically including but not limited to advances to Artist, advances to producers, studio costs, engineering fees, travel

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expenses, artwork expenses, manufacturing and shipping. If the Recording Costs of any Masters shall exceed the Recording Budget designated by us or approved by us in writing, you shall be solely responsible for and shall pay promptly the excess. If, however, we pay the excess, you shall pay to us, upon our demand, the amount thereof and, without limiting our other rights and remedies, we may deduct all such amounts paid or incurred by us for any reason from any monies payable by us hereunder. You shall be solely responsible for and shall pay any payments to any individuals rendering services in connection with the recording of the Masters which exceed union scale unless the excess and the recipient thereof shall have been specified in the approved Recording Budget. You shall also be solely responsible for and shall pay any penalties incurred for late payments caused by your delay in submitting union contracts forms, report forms, or invoices or other documents. If, however, we pay any excess not approved by us in writing or any penalties, you shall pay us, upon our demand, the amount thereof, and, without limiting our other rights and remedies, we may deduct that amount from any monies payable by us hereunder; and

(b) The term "Recording Costs" shall include, without limitation, all minimum union scale payments made to you, all payments made to any other individuals rendering services in connection with the production and recording of the Masters (including, without limitation, the individual producers and co-producers of the Masters), all other payments which are made pursuant to any applicable law or regulation or the provisions of any collective bargaining agreement between us and any union or guild (including, without limitation, payroll taxes and payments to union pension and welfare funds and/or health and retirement funds), all amounts paid or incurred for studio or hall rentals, tape, engineering, editing, mixing, remixing, instrument rentals and cartage, mastering, transportation and accommodations, immigration clearances, trademark and service mark searches and clearances, any so-called "per diems" for any individuals (including you) rendering services in connection with the recording of the Masters, together with all other amounts paid or incurred in connection with the production, recording and delivery to us of the Masters. Recording Costs shall be recoupable from royalties payable by us hereunder.

2. **Rights.**

(a) All Master Recordings and Audio-Visual Recordings recorded during the Term which embody your performances, from the inception of the recording thereof, and all artwork created for use in connection with any reproduction thereof ("Artwork") shall be deemed, for purposes of copyright law throughout the universe, works made for hire for us by you and all other persons rendering services in connection with those Master Recordings, Audio- Visual Recordings and Artwork as our employees for hire. Those Master Recordings and Audio- Visual Recordings, from the inception of the recording thereof, and all Phonograph Records and other reproductions made there from, together with the performances embodied therein and all copyrights therein and thereto and all renewals and extensions thereof, and all Artwork and all copyrights in and to all Artwork and all renewals and extensions thereof, shall be entirely our property throughout the universe, free of any claims whatsoever by you, or any other person, firm, or corporation. Accordingly, we shall have the exclusive right to obtain registration of copyright (and all renewals and extensions) throughout the universe in those Master Recordings, Audio-Visual Recordings and Artwork in our name, as the owner and author thereof. If for any reason we shall be deemed not to be the author of those Master Recordings, Audio-Visual

Recordings or Artwork, this Contract shall constitute an irrevocable transfer to us of ownership of copyright (and all renewals and extensions) throughout the universe in those Master Recordings, Audio-Visual Recordings or Artwork (as applicable) and, accordingly, you hereby grant, transfer, convey and assign directly to us the entire right, title and interest throughout the universe, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal rights, in and to all Master Recordings and Audio-Visual Recordings recorded during the Term which embody your performances and in and to all Artwork;

(b) You shall, upon our request, cause to be executed and delivered to us transfers of ownership of copyright (and all renewals and extensions) in those Master Recordings, Audio-Visual Recordings and Artwork and any other documents as we may deem necessary or appropriate to vest in us the rights granted to us in this Contract, and you hereby irrevocably appoint us your attorney-in-fact for the purpose of executing those transfers of ownership and other documents in your names;

(c) Without limiting the generality of the foregoing, we and any person, firm, or corporation designated by us shall have the exclusive, perpetual right throughout the universe to manufacture, sell, distribute and advertise Phonograph Records, Audio-Visual Records and other reproductions embodying those Master Recordings or Audio-Visual Recordings under any trademarks, trade names or labels, and to lease, license, convey and otherwise exploit and use those Master Recordings by any method (whether now known or unknown) and in any medium (whether now known or unknown), but specifically including internet digital downloads and the like, and to perform publicly Phonograph Records, Audio-Visual Records and other reproductions embodying those Master Recordings or Audio-Visual Recordings, all upon such terms as we may approve, or we may refrain from doing any or all of the foregoing;

(d) If you are entitled to any reversion of the copyright or other right, title and interest in and to Masters (or any of them) pursuant to the laws of the United States or any other country of the world, and that reversion is effected, then you hereby irrevocably license to us exclusively the entire worldwide right, title and interest, including, without limitation, the copyright in and to any such Master so acquired by you pursuant to the laws of the United States or any other country of the world, all for the duration of the copyright (and any renewals or extensions thereof) in and to such Master ("License Period"). In that event, we and any person, firm or corporation designated by us shall have the exclusive right throughout the universe during the License Period to manufacture, sell, distribute and advertise Phonograph Records, Audio-Visual Records and other reproductions embodying the Masters or Audio-Visual Recordings under any trademarks, trade names or labels or to lease, license, convey and otherwise exploit and use those Masters or Audio-Visual Recordings by any method (whether now known or unknown) and in any medium (whether now known or unknown) and to perform publicly Phonograph Records, Audio-Visual Recordings and other reproductions embodying the Masters or Audio-Visual Recordings all upon such terms as we may approve, or we may refrain from doing any or all of the foregoing, all in accordance with the provisions of this Contract. We shall have no obligation to pay to you any monies in connection with the grant set forth in this subparagraph 6(d) except that we shall continue to credit to your royalty account hereunder royalties earned by you in accordance with the provisions hereof on exploitations of the Masters occurring during the License Period as if we had continued to own the entirety of all right, title and interest, including,

without limitation, the copyright in and to the Masters or Audio-Visual Record Recordings in accordance with the provisions of subparagraph 6(a), (b) and (c) above. You expressly acknowledge and agree that no provision of any applicable law, rule or regulation (including, without limitation, the copyright laws and regulations of the United States or Canada) permits you to terminate the transfer, grant, conveyance or assignment to us of the copyright in and to Master Recordings or Audio-Visual Recordings provided in this paragraph 6 or any other reversion of the copyright or other right, title and interest in and to the Masters. If any such law, rule or regulation shall apply at any time after the date hereof, you shall not exercise any rights pursuant to that law, rule or regulation; and

(c) All matters relating to trademarks, notices, including, without limitation, UPC symbols (i.e., barcoding), or disclosures deemed advisable by us or our attorneys, and any matter other than the cover layout and the picture of the art to be used on the particular Required Album will be determined by us in our sole discretion.

3. **Name and Likeness.**

(a) We and any person, firm or corporation designated by us shall have the perpetual, worldwide right to use and to permit others to use your name (both legal and professional, and whether presently or hereafter used by you), likeness, and other identification, and biographical material concerning you, and the name and likeness of any producer rendering services in connection with Master Recordings recorded by you during the Term for purposes of trade and advertising. We shall have the further right to refer to you during the Term as our exclusive recording artist and you in your activities in the entertainment field shall use reasonable efforts to be billed and advertised during the Term as our exclusive recording artist. The rights granted to us pursuant to this subparagraph 7(a) with respect to your name, likeness, other identification and biographical material concerning you shall be exclusive during the Term and nonexclusive thereafter. Accordingly, but without limiting the generality of the foregoing, you shall not authorize or permit any person, firm, or corporation other than us to use during the Term your legal or professional name or your likeness in connection with the advertising or sale of Phonograph Records. Notwithstanding anything to the contrary contained herein, during the Term, you shall not use any name other than the professional name utilized by you as of the date of this Contract without first obtaining our prior written consent thereto;

(b) You are the sole owner of each professional name used by you during the Term and no other person, firm or corporation has or will have the right to use that name in connection with Phonograph Records during the Term. We shall have the right, at our election, to cause a search to be instituted to determine whether there have been any third party uses of any names used by you for Phonograph Record purposes. Further, we shall have the right, at our election, to apply for registration of your name to be made in favor of you for Phonograph Record and/or other entertainment purposes in the United States Patent and Trademark Office or such other federal institution as may then be charged with accepting those registrations. Any amounts paid by us in connection with any search or registration shall be deemed to be Recording Costs pursuant to subparagraph 5(b) above. If any search undertaken by us indicates or leads us reasonably to believe that your name should not be used hereunder, then you and we shall determine mutually a substitute name to be used by you. Nothing contained herein shall release

you from your indemnification of us in respect of our use of any of your names, whether legal or professional or otherwise; and

(c) We and any person, firm or corporation designated by us shall have the perpetual, worldwide right to create, host, and maintain one (1) or more Internet sites (herein "Websites") relating in whole or part to Artist, Phonograph Records, Masters, and/or Artwork. During the Term hereof such rights shall be exclusive and non-exclusive thereafter. Company shall be the only entity that can designate a Website as the official "Marlon D. Stokes" or such similar name Website. You shall cooperate with us and our web designers to create any such Websites. All costs associated with such Websites shall be fully recoupable hereunder.

(d) You hereby acknowledge Wine Enterprises's role in the development of your career as a recording artist will be significant and have a direct effect on your ability to sell products containing your name, likeness, and/or image around the world, as well as your endorsement of other's products and services (herein collectively "Merchandising/Endorsements"). Accordingly, you or an entity on your behalf ("Grantor"), hereby grant to us the exclusive right during the Term to sell, transfer, convey, assign, license, or otherwise dispose of any right to reproduce and/or exploit your name, likeness, or logo or other materials concerning you on or in connection with any products or services, other than Phonograph Records, which are intended to be sold to the public through retail outlets, at tour venues or otherwise. The rights granted hereunder shall not include any agreement whose subject matter is the commercial endorsement of any product or service not embodying your name, likeness or logo of you. In return for such rights, we agree to pay you a royalty equal to fifty percent (50%) of the Net Proceeds from such exploitation.

8. **Royalties**.

In consideration of our copyright ownership set forth herein, any rights licensed to us herein, our right to use your name, likeness and biographical materials as provided herein, and the other agreements, representations and warranties contained herein, we agree to pay you the following Artist Record Royalties ("All-in" inclusive of all producer royalties) subject to container deductions and free goods (70/30 for singles and 85/15 for albums):

(a) With respect to U.S. Net Album Sales of physical CD's (based on 90% of the SRLP on net sales): LPs 1 & 2= 12%; LPs 3 & 4= 13%; LP 5 & 6 = 14%. We shall pay you an additional royalty of one-half percent (1/2%) in the event that any album recorded here under is commercially released and achieves net sales in excess of two hundred fifty thousand (250,000) copies, and another one-half percent (1/2%) increase if net sales are achieved in excess of one-half million (500,000) copies. The royalty hereunder shall be payable on the net amount received by Wine Enterprises from its distributor.

(b) U.S. Singles: 10%

(c) Canada: 85% of the otherwise applicable rate

(d) EEC, Japan and Australia: 60% of the otherwise applicable rate

(e) Rest Of The World: 50% of U.S. Rate

(f) CDs: 100% of the otherwise applicable rate

(g) Downloads/New Configurations: 75% of the otherwise applicable rate, subject to good faith review every three (3) years.

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(h) Home Video: 15% of retail, inclusive of producer, publishing and all third parties, including directors

(i) License fees: 50% of net license fee received. You hereby expressly authorize us and our licensees to collect and receive on your behalf any royalties or other monies which may be payable in the United States pursuant to the Audio Home Recording Act allocable to featured performers and which is otherwise determined to be payable to you in respect of your performances in Masters ("AHRA Monies"). We shall credit to your account that portion of AHRA Monies received by us which is specifically allocable to Masters and otherwise payable to you (less any portion thereof which may be payable to any third party, including, without limitation, any producer of Masters). You shall execute any further documentation which we reasonably deem necessary or desirable to effectuate the foregoing provisions of this subparagraph (b). Without limiting the foregoing, you shall not have the right hereunder or otherwise to be paid or to have credited to your account any portion of AHRA Monies received by us or otherwise received on our behalf pursuant to the Audio Home Recording Act which is allocable to the owner of the sound recording.

9. **Royalty Payments and Accountings.**

(a) We shall send to you statements for royalties payable hereunder on or before the date ninety (90) days after the end of each of our then-current semi-annual accounting periods (currently ending on June 30 and December 31), together with payment of royalties, if any, earned by you hereunder during the semiannual period for which the statement is rendered (based on our receipts in the United States during the accounting period for which the statement is rendered), less all advances and charges under this Contract. Notwithstanding the foregoing, after the Term, no royalty statement shall be required to be rendered for any semiannual accounting period in which less than Five Hundred Dollars ($500) in royalties are credited to your account (whether by exploitation of Masters or liquidation of reserves) unless (i) royalties are otherwise actually payable to you for that semi-annual accounting period; or (ii) you notify us in writing of your request that we render to you a statement for the semi-annual accounting period in which we receive that request on the date otherwise required hereunder. We shall have the right to retain, as a reserve against charges, credits, or returns, such portion of payable royalties as shall be reasonable in our best business judgment, but not to exceed twenty five percent (25%) and liquidated after being held for two (2) accounting periods. You shall reimburse us on demand for any overpayments, and we may also deduct the amount thereof from any monies payable to you hereunder. Royalties paid by us on Phonograph Records subsequently returned shall be deemed overpayments;

(b) If we shall not receive payment in United States dollars in the United States for any exploitations of Masters outside of the United States, royalties on those exploitations shall not be credited to your royalty account hereunder. If all advances and other recoupable charges under this Contract are then-currently recouped and if we are able to do so, we shall accept payment for those exploitations in foreign currency and shall deposit in a foreign bank or other depository, at your expense, in that foreign currency, that portion thereof, if any, as shall equal the royalties which would have been payable to you hereunder on those exploitations had payment for those exploitations been made to us in United States dollars in the United States. The foregoing deposit shall not be reflected on your accounting statements hereunder. Deposit as aforesaid shall fulfill

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our royalty obligations hereunder as to those sales. If any law, ruling or other governmental restriction limits the amount an affiliate or licensee can remit to us, we may reduce your royalties hereunder by an amount proportionate to the reduction in our affiliate's or licensee's (as appropriate) remittance to us;

(c) You shall be deemed to have consented to all royalty statements,and all other accountings rendered or required to be rendered by us hereunder and each royalty statement and other accounting shall be conclusive, final, and binding, shall constitute an account stated, and shall not be subject to any objection for any reason whatsoever, unless you give us notice stating the specific basis for that objection within two (2) years after the date rendered or required to be rendered. You may not maintain any action, suit, or proceeding of any nature against us in respect of any royalty statement or other accounting rendered or required to be rendered by us hereunder (or in respect of the accounting period to which it relates or was to relate) unless you commence that action, suit, or proceeding against us in a court of competent jurisdiction within two (2) years after the date rendered or required to be rendered. If you shall commence an action, suit, or proceeding against us concerning royalty statements or other accountings rendered or required to be rendered by us to you hereunder, the scope of that action, suit or proceeding shall be limited to a determination of the amount of royalties, if any, payable to you for the accounting periods in question, and your sole remedy shall be the recovery of those royalties;

(d) We shall maintain books and records concerning the sale of Phonograph Records hereunder. You shall have the right to designate an independent certified public accountant on your behalf (who shall not be compensated on a contingent fee basis), at your own expense, to examine those books and records (but not any of our books or records relating to the manufacture of Phonograph Records hereunder) solely for the purpose of verifying the accuracy of royalty statements and other accountings rendered by us hereunder, only during our normal business hours and only upon reasonable written notice. Our books and records relating to a particular royalty statement or other accounting may be examined only within one (1) year after the date rendered or required to be rendered. We shall have no obligation to permit you to examine our books or records relating to any particular royalty statement or other accounting more than once. Prior to rendering a report to you with respect to the examination of our books and records as aforesaid, the independent certified public accountant engaged by you shall first review his or her tentative written findings with a designated representative of our finance department in order to remedy any factual errors and clarify any issues that may have resulted from is understanding. You hereby acknowledge that our books and records contain confidential trade information. Neither you nor your independent certified public accountant or other representatives shall communicate at any time to any others or use on behalf of any other person, firm or corporation any facts or information obtained as a result of any such examination of our books and records. Further, prior to the commencement of any examination of our books and records in accordance with the provisions of the subparagraph (d), you shall cause the independent certified public accountant engaged by you to sign a letter in a form approved by us which acknowledges his or her agreement (and the agreement of his or her firm) to be bound by the foregoing. The rights hereinabove granted to you shall constitute your sole and exclusive rights to examine our books and records;

(e) We shall have the right to deduct from any monies payable to you hereunder any amounts paid by us to you or to any person, firm or corporation representing you or incurred by us on your behalf or on behalf of any person, firm or corporation representing you, if those monies are not otherwise required to be paid or incurred by us hereunder (unless we expressly agree in writing that the payment in question is non-deductible or is only recoupable from royalties earned by you hereunder). Accordingly, all amounts paid or incurred by us for the services of third parties to market and promote sales of Phonograph Records embodying Masters shall be recoupable from royalties earned by you hereunder; and

(f) We shall have the right to deduct from any monies payable to you hereunder any amounts which are required to be deducted from any of those monies under any statute, regulation, treaty or other law, or under any union or guild agreement, and you shall promptly execute and deliver to us any forms or other documents as may be required in connection therewith. If we fail for any reason to deduct and instead pay any of those monies required to be deducted from monies payable to you hereunder, and if, as a result, we are required by any statute, regulation, treaty or other law or union or guild agreement to pay to any third party any amounts which were paid to you but which were required to be deducted, then, without limiting any of our other rights or remedies in that event, you shall pay to us, upon our demand, the amount of those monies which were paid to you but which were required to be deducted, or, at our election, we may deduct from any monies payable to you hereunder the amount of those monies paid to you but which were required to be deducted.

40. **Musical Composition Licenses.**

(a) You hereby grant to us and our designees the irrevocable nonexclusive right to reproduce each Controlled Composition on Phonograph Records and to distribute those Phonograph Records in the United States and Canada on the following terms and conditions:

(b) Mechanical royalties shall be payable for Controlled Compositions on Net Sales of Phonograph Records in the United States and Canada at the following rates:

(A) On Phonograph Records sold in the United States, the rate for each Controlled Composition embodied thereon shall be the United States Controlled Composition Mechanical Rate. The term "United States Controlled Composition Mechanical Rate" shall mean an amount equal to seventy-five percent (75%) of the "United States Mechanical Rate." The term "United States Mechanical Rate" shall mean an amount equal to the minimum statutory royalty rate ("MSR") fixed as of delivery with a ceiling of 10 x 75% of MSR per Album regardless of the number of composition contained thereon provided in the United States Copyright Act for the reproduction of Musical Compositions as of the "Determination Date" (defined below). Any singles released commercially shall be subject to a one (1) composition cap per single, regardless of the actual number of versions of the same composition contained thereon or if the single contains a different composition on the so-called "B" side. All rates paid for digital uses in a non-physical format (i.e. downloads, ringtones, ringbacks, etc.) shall be subject to generally accepted industry standards and norms, further subject to the specific policies of our distributor. Wine Enterprises shall provide you with a copy of such terms and policies upon its receipt of the same from our distributor;

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(B) On Phonograph Records sold in Canada, the rate for each Controlled Composition embodied thereon shall be the Canadian Controlled Composition Mechanical Rate. The term "Canadian Controlled Composition Mechanical Rate" shall mean an amount equal to seventy-five percent (75%) of the Canadian Mechanical Rate. The term "Canadian Mechanical Rate" shall mean an amount equal to the minimum statutory royalty rate (without regard to playing time) provided in the Canadian Copyright Act for the reproduction of Musical Compositions as of the Determination Date. If no such statutory royalty rate exists, then the term "Canadian Mechanical Rate" shall mean the minimum, standard mechanical royalty rate provided in mechanical licenses between record companies and unrelated publishers in Canada which are issued by C.M.R.R.A. (or any successor) as of the Determination Date. If no such standard mechanical royalty rate exists, however, then the term "Canadian Mechanical Rate" shall mean the mechanical royalty rate which we may, in good faith, negotiate at arm's-length with unrelated publishers effective as of the Determination Date. In no event, however, shall the number of Canadian pennies constituting the Canadian Mechanical Rate exceed the number of United States pennies constituting the United States Mechanical Rate in effect as of the Determination Date; and

(C) The term "Determination Date" shall mean the date of delivery to us of the first(1st) Master embodying the Musical Composition in question or, if earlier, the date on which that first (1st) Master was required to be delivered to us hereunder; (ii) Notwithstanding the foregoing: The mechanical royalty rate on a Controlled Composition which is an arrangement of a public domain work shall be that percentage of the United States Controlled Composition Mechanical Rate or the Canadian Controlled Composition Mechanical Rate, as applicable, that is equal to the percentage of the arrangement of the Controlled Composition which is original in the arrangement and therefore subject to copyright in accordance with the rules and regulations of ASCAP and/or BMI and for which ASCAP and/or BMI provides written documentation of that percentage of the originality in and to that arrangement of a Controlled Composition; the mechanical royalty rate for a Controlled Composition recorded in an EP, Long-Play Single, Mid-Price Record, Budget Record or Records sold through record clubs shall be three-fourths (3/4) of the United States Controlled Composition Mechanical Rate or the Canadian Controlled Composition Mechanical Rate, as applicable; if any particular Record (including, without limitation, so-called "cassette Singles") embodies more than one (1) of the same or different recordings of the same Controlled Composition, then the United States Controlled Composition Mechanical Rate or Canadian Controlled Composition Mechanical Rate, as the case may be, shall be payable only once on all reproductions of that Controlled Composition in that Record; and no mechanical royalties shall be payable for the reproduction of any Controlled Composition on a Phonograph Record unless the timing of the Controlled Composition in question as recorded in the Master embodied on that Phonograph Record exceeds one (1) minute and thirty (30) seconds in length;

(D) The term "Outside Selection" shall mean each Selection which is not a Controlled Composition. You acknowledge that as an element of your delivery to us of a Master, you are required to cause the issuance to us of licenses to reproduce mechanically each Outside Selection in all Phonograph Records sold in the United States or Canada on the Required Terms. The term "Required Terms" shall mean mechanical royalty rates and otherwise on terms that do not exceed

the mechanical royalty rates and that otherwise are no less favorable to us and our designees than those provided in the standard mechanical licenses issued by The Harry Fox Agency, Inc. or any successor for Phonograph Records sold in the United States and by C.M.R.R.A or any successor for Phonograph Records sold in Canada, except (i) the royalty rate for the mechanical reproduction of Outside Selections on Phonograph Records sold in the United States or Canada must not exceed the United States Mechanical Rate or the Canadian Mechanical Rate above, as applicable, and (ii) no royalties shall be payable for the mechanical reproduction of Outside Selections on Phonograph Records sold in the United States or Canada for which no Record royalties are payable under paragraph 8 above or otherwise. If for any reason you fail to cause the issuance to us of a license for the mechanical reproduction of any Outside Selection as and when required hereunder, we shall have the right, at our election and without limiting our other rights or remedies in that event, to negotiate and execute licenses for the mechanical reproduction of each such Outside Selection on Phonograph Records distributed in the United States or Canada on terms and conditions which are determined solely by us or our designees. Solely for purposes of subparagraph (c) below, those licenses so procured by us shall be deemed to be on terms no less favorable to us or our designees than the Required Terms. Nothing contained in this subparagraph amends or modifies your obligation to deliver to us and our designees licenses for the mechanical reproduction of all Selections recorded in the Masters as a condition for the delivery to us of Masters or waives the provisions of subparagraph 10(i) below;

(E) (i) Notwithstanding anything to the contrary contained herein, for Net Sales in the United States, the maximum aggregate mechanical royalty rate for all Selections, including Controlled Compositions, contained on a Phonograph Record, regardless of the number of Selections contained thereon, shall be the product of (A) the United States Controlled Composition Mechanical Rate and (B) ten (10) for an Album, five (5) for an EP, and two (2) for a Single and a Long-Play Single; and for Net Sales in Canada, the maximum aggregate mechanical royalty rate for all Selections, including Controlled Compositions, contained on a Phonograph Record, regardless of the number of Selections contained thereon, shall be the product of (A) the Canadian Controlled Composition Mechanical Rate and (B) ten (10) for an Album, five (5) for an EP, and two (2) for a Single and a Long-Play Single; (ii) Notwithstanding the foregoing, if we release a Multiple Album embodying solely Masters hereunder, then, solely with respect to that Multiple Album, the maximum aggregate mechanical royalty rate for Net Sales of that Multiple Album in the United States or Canada shall be the otherwise applicable maximum set forth in subparagraph 10(c)(i) above for Net Sales of Albums in the United States or Canada, as applicable, multiplied by a fraction, the numerator of which is the Royalty Base Price of that Multiple Album in the United States or Canada, as applicable, and the denominator of which is the highest Royalty Base Price of an Album which is not a Multiple Album in the configuration or format in question released on our top-line label in the United States or Canada, as applicable, as of the date of our initial release through normal retail distribution channels in the United States or Canada, as applicable, of that Multiple Album; and (iii) Notwithstanding anything to the contrary contained herein, royalties for the mechanical reproduction of any Selection in any Phonograph Record distributed in the United States or Canada shall be payable only on Net Sales of that Phonograph Record in question for which in a Record royalty is payable hereunder pursuant to paragraph 8 above; and (d) We shall account for and pay royalties for the mechanical reproduction of Controlled Compositions in accordance with the provisions of subparagraphs (a),(d), (e), and (g) of paragraph 9 above, except that we shall send to you

statements for those mechanical royalties on or before August 31st for the semi-annual period ending the preceding June 30th, on or before the last day of February for the semi-annual period ending the preceding December 31st;

(F) If for any reason we are required to pay royalties for the mechanical reproduction of any particular Selection (including a Controlled Composition) or for the mechanical reproduction of all Selections that are mechanically reproduced in a particular Phonograph Record in excess of the applicable amounts fixed in subparagraphs (a), (b) or (c) above, the royalties payable by us for the mechanical reproduction of Controlled Compositions on Phonograph Records hereunder shall be reduced by an amount equal to such excess. If that excess is greater than the amount of royalties payable for the mechanical reproduction of Controlled Compositions on the Phonograph Record in question, then upon our demand, you shall pay to us an amount equal to the amount by which those excess mechanical royalties exceed the royalties payable for the mechanical reproduction of Controlled Compositions. In addition to all of our other rights and remedies, we may deduct that amount of that excess from any and all royalties or other monies payable to you under this Contract;

(G) Upon our request, you shall cause the issuance to us and our designees of licenses to reproduce all Selections mechanically on Phonograph Records hereunder distributed outside the United States and Canada on terms no less favorable to us and our designees than those generally applicable to Phonograph Record manufacturers in each country in question. The obligation to account for and pay royalties for the mechanical reproduction of Selections on sales of Phonograph Records outside of the United States shall be that of our affiliates and licensees;

(H) If the copyright in any Controlled Composition is owned or controlled by a person, firm or corporation other than you, you shall cause that person, firm or corporation to grant to us and our designees the same rights as you are required to grant to us and our designees pursuant to this paragraph 10;

(I) You hereby grant to us and our designees, at no fee, royalty, or other cost to us or our designees, the irrevocable, non-exclusive, worldwide right in perpetuity to reproduce and publicly perform each Controlled Composition in Audio-Visual Recordings, to distribute Audio-Visual Records embodying those Audio-Visual Recordings, and otherwise to exploit in any manner and through any media those Audio-Visual Recordings. You shall, upon our request, cause the issuance to us and our designees, at no fee, royalty, or other cost to us or our designees, the irrevocable, non-exclusive, worldwide right in perpetuity to reproduce and publicly perform each Selection which is not a Controlled Composition in Audio-Visual Recordings, to distribute Audio-Visual Records embodying those Audio-Visual Recordings, and otherwise to exploit in any manner or media those Audio-Visual Recordings. If we or our designees shall pay any such fee, royalty, or other cost, then you shall, upon our demand, pay us the amount thereof, and we may, in addition to all of our other rights and remedies, deduct that amount from any monies payable by us hereunder, including without limitation, from those royalties payable pursuant to paragraph 8 above in respect of the exploitation of Audio-Visual Recordings in the United States or Canada;

(J) Any assignment, license or other agreement made with respect to Controlled Compositions shall be subject to the terms hereof; and

(K) You grant to us and our designees the irrevocable right throughout the world in perpetuity to (A) print and reproduce on the packaging of Phonograph Records, at our election, the title and lyrics to each Controlled Composition embodied in a Master and (B) digitally encode in a Master or transmit together with the transmission of the Master the title and/or lyrics to each Controlled Composition embodied in a Master, all without payment to you or any other person, firm or corporation of any monies or other consideration in connection therewith. You also shall cause to be granted to us and our designees the irrevocable right throughout the world in perpetuity to (A) print and reproduce on the packaging of Phonograph Records embodying Masters, at our election, the title and lyrics to each Selection embodied in a Master that is not a Controlled Composition and (B) digitally encode in a Master or transmit together with the transmission of the Master the title and/or lyrics to each Selection embodied in the Master which is not a Controlled Composition, all without payment to you or any other person, firm or corporation of any monies or other consideration in connection therewith. If we are required to pay any monies to any person, firm or corporation for the printing, reproduction, encoding, or transmission of the title or lyrics of any Selection recorded in a Master as aforesaid, then you shall, upon our demand, pay to us an amount equal to those monies paid by us in connection therewith and we may, in addition to all of our other rights or remedies, deduct that amount from any monies payable by us hereunder.

51. **Audio-Visual Recordings.**

(a) Upon our reasonable request, you shall appear for the making of Audio-Visual Recordings embodying your performances on the following terms: (i) We shall designate the Musical Compositions which shall be embodied in the Audio-Visual Recordings, the producer and director of the Audio-Visual Recordings, all other individuals rendering services in connection with the production of the Audio-Visual Recordings, the storyboard and script for the production of the Audio-Visual Recordings, and the locations at and the dates on which the Audio-Visual Recordings shall be produced (collectively referred to as "Audio-Visual production Elements") or, at our election, you shall designate and submit to us for our approval one (1) or more Audio-Visual Production Elements; (ii) We shall pay the Audio-Visual Production Costs of the Audio- Visual Recordings in an amount not in excess of a budget designated or approved by us in writing. "Audio-Visual Production Costs" shall mean and include all minimum union scale payments made to you in connection with the production of the Audio-Visual Recordings, all payments which are made to any other individuals rendering services in connection with the production of the Audio-Visual Recordings, all other payments which are made pursuant to any applicable law or regulation or the provisions of any collective bargaining agreement between us and any union or guild (including, without limitation, payroll taxes and payments to union pension and welfare funds), all amounts paid or incurred for studio, hall, location or set rentals, tape, film, other stock, engineering, editing, instrument rentals and cartage, transportation and accommodations, immigration clearances, any so-called "per diems" for any individuals (including you) rendering services in connection with the production of the Audio-Visual Recordings, together with all other amounts paid or incurred in connection with the production and delivery to us of the Audio-Visual Recordings. The Audio-Visual Production Costs shall be recoupable from any royalties (excluding mechanical royalties) payable under this Contract; (iii) The Audio-Visual Recordings shall be produced in accordance with the rules and

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regulations of all labor unions and guilds having jurisdiction over the production thereof; (iv) You shall cooperate with us and our designees fully and to perform to the best of your ability in connection with the production of the Audio-Visual Recordings; and (v) If the Audio-Visual Production Costs exceed the budget approved by us in writing, unless as a result of a cause solely within our control, you shall be solely responsible for and shall promptly pay that excess. If, however, we pay any excess Audio-Visual Production Costs, you shall pay to us, upon our demand, an amount equal to that excess. If for any reason you delay the commencement of or are not available for any scheduled appearance by you relating to the production of the Audio-Visual Recordings, you shall pay to us, upon our demand, an amount equal to the expenses or charges paid or incurred by us by reason thereof. Notwithstanding anything to the contrary contained herein, without limiting our other rights and remedies, we may deduct the foregoing amounts from any monies payable by us hereunder; (b) Our rights in the Audio-Visual Recordings and our rights to use your name and the name, likeness, and other identification and biographical material concerning you are set forth in paragraphs 6 and 7 hereof, wherein the terms "Master Recordings" and "Phonograph Records" include Audio-Visual Recordings and Audio-Visual Records, respectively; and (c) Audio-Visual Recordings shall not apply in fulfillment of your Recording Commitment. We shall have no obligation, except as expressly otherwise provided in this paragraph 11, to pay to you any monies in connection with the production of Audio-Visual Recordings.

62. **Warranties, Representations and Covenants.**

You hereby warrant, represent, covenant and agree as follows:

(a) You have the right and power to enter into this Contract, to grant the rights granted by you to us hereunder, and to perform all of the terms hereof. Without limiting the generality of the foregoing, no Musical Composition, other Selection or any other material recorded by you shall be subject to any re-recording or other restrictions;

(b) During the Term, you shall become and remain members in good standing of any labor union or guilds with which we may at any time have an agreement awfully requiring your membership;

(c) All recording sessions for the Masters shall be conducted in all respects in accordance with the terms of the AF of M Phonograph Record Labor Agreement, of the AFTRA Code for the Phonograph Industry, and of the agreements with all other labor unions and guilds having jurisdiction over the recording of the Masters;

(d) None of the following will violate or infringe upon the rights of any person, firm or corporation, including, without limitation, contractual rights, copyrights, rights of publicity and rights of privacy: any name or other identification used by you; any Controlled Compositions; any other Selections; and any materials, ideas, or other properties furnished or designated by you and embodied or contained in or used in connection with the Masters or the packaging of or the advertising for the Phonograph Records embodying the Masters;

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(e) You do not have any recordings embodying your performances that heretofore have been released commercially in the United States on Phonograph Records;

(f) You shall not at any time, directly or indirectly, give or offer to give any consideration of any kind to any radio or television station or network, to any employee thereof, or to any person, firm, or corporation controlling or influencing that station or network's programming for the purpose of securing the broadcast or promotion of any Phonograph Records hereunder;

(g) Except as otherwise specifically provided herein, we shall have no obligation hereunder or otherwise to pay any person, firm, or corporation any amounts in connection with the exercise of any of our rights hereunder, including, without limitation, our rights with respect to the recording or exploitation of Master Recordings; and

(h) Without limiting the generality of anything contained in the foregoing, you shall neither authorize the production of, nor shall you produce for or deliver to us, any Master for which the recording method known as "sampling" shall have been utilized to record in that Master any sound or material created, owned or controlled by any third party.

13. **Recording Restrictions.**

(a) During the Term, you shall not enter into any agreement or make any commitment which would interfere with your performance of any of the terms hereof. Further, during the Term, you shall not perform for or render services in connection with the recording of any Master Recordings for use or reproduction in Phonograph Records by any person, firm, or corporation other than us. After the Term, you shall not perform prior to the Restriction Date for any person, firm or corporation other than us, for the purpose of making Phonograph Records or Master Recordings, any Selection recorded hereunder or under any other agreement between you and us or our affiliates. The term "Restriction Date" shall mean the later of (i) the date five (5) years subsequent to the last date on which a Master Recording embodying that Selection was delivered to us and (ii) the date two (2) years subsequent to the date on which the Term ended; and

(b) You shall not at any time manufacture, distribute, or sell or authorize the manufacture, distribution, or sale by any person, firm, or corporation other than us of Phonograph Records embodying (i) any performance rendered by you during the Term or (ii) any performance rendered by you after the Term of a Selection recorded hereunder if that performance shall have been rendered prior to the Restriction Date applicable to that Selection. Furthermore, you shall not record or authorize or knowingly permit to be recorded for any purpose any such performance without in each case taking reasonable measures to prevent the manufacture, distribution, or sale at any time by any person, firm, or corporation other than us of Phonograph Records embodying that performance. Specifically, but without limiting the generality of the foregoing, if during the Term you perform any Selection or if after the Term you perform any Selection prior to the Restriction Date applicable thereto, you will not authorize or knowingly permit that Selection to be recorded unless pursuant to a written contract containing an express provision that neither that performance nor the recording thereof will be

used directly or indirectly for the purpose of making Phonograph Records. Upon our request, you shall promptly deliver to us a copy of the pertinent provisions of each such contract and you shall cooperate fully and reasonably with us in any controversy which may arise or litigation which may be instituted relating to our rights pursuant to this paragraph.

74. **Unique Services.**

You expressly acknowledge that your services hereunder are of a special, unique, intellectual, and extraordinary character which gives them peculiar value, and that, in the event of a breach by you of any term hereof, we will be caused irreparable injury which cannot adequately be compensated by money damages. Accordingly, we shall be entitled to injunctive relief, in addition to any other rights or remedies which we may have, to enforce the terms of this Contract.

85. **Certain Remedies.**

(a) We may, at our election, suspend the running of the Term and our obligations hereunder upon written notice to you (i) if for any reason whatsoever your voice or ability to perform as an instrumentalist shall become impaired, (ii) if you shall refuse, neglect, fail, or be unable to fulfill any of your obligations hereunder, or (iii) if as a result of an Act of God, accident, fire, labor controversy, riot, civil commotion, act of public enemy, law, enactment, rule, order, or act of any government or governmental instrumentality, failure of technical facilities, failure or delay of transportation facilities, illness or incapacity of you, or others, or other cause of a similar or dissimilar nature not reasonably within our control, we are hampered in the recording, manufacture, distribution, or sale of Phonograph Records or our normal business operations become commercially impractical. A suspension shall be for the duration of any such event or contingency, and, unless we notify you to the contrary in writing, the Contract Period during which that event or contingency shall have commenced shall be automatically extended by a number of days equal to the total number of days of the suspension, or such fewer number of days of which we may advise you in writing. No suspension shall in any manner suspend or otherwise impair our rights under this Contract;

(b) If your voice or ability to perform as an instrumentalist shall become impaired or if you shall refuse, neglect, fail, or be unable to fulfill any of your obligations hereunder, including, without limitation, your obligation to record for and deliver to us Masters within the time periods set forth in paragraph 4 above, we may, without limiting our other rights or remedies, terminate the Term upon written notice to you, in which event we shall have no obligations or liabilities to you under this Contract, except for our obligations, if any, with respect to Masters recorded prior to that termination. If we so terminate the Term, you shall pay us, on demand, an amount equal to any unrecouped advances hereunder, other than any advances attributable to and paid in respect of a Required Album theretofore delivered by you to us; and

(c) In addition to our other rights hereunder, we shall have the right, at our election and for any reason, with or without cause, to terminate the Term at any time by written notice to you.

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Additionally, we shall have the right, at our election, with or without cause, to refuse to permit you to fulfill your then-current Recording Commitment for any Contract Period including, without limitation, by discontinuing recording sessions for any Masters and ceasing the payment of Recording Costs for any Masters. If we refuse to permit you to fulfill your minimum Recording Commitment for any Contract Period, other than as a result of an event or contingency referred to in subparagraph 15(a) above, we shall have no obligations or liabilities to you in connection therewith unless within forty five (45) days after our refusal you shall notify us of your desire to fulfill your minimum Recording Commitment for that Contract Period and within thirty (30) days after our receipt of that notice we shall fail to advise you in writing that we shall permit you to fulfill your minimum Recording Commitment for that Contract Period. If we shall fail to so advise you in writing that we shall permit you to fulfill your minimum Recording Commitment for that Contract Period, the Term shall expire as of the end of that thirty (30) day period and we shall have no obligations or liabilities to you whatsoever in connection with our failure to permit you to fulfill your Recording Commitment for that Contract Period. We shall, however, pay to you promptly after the expiration of that thirty (30) day period, as an advance recoupable from royalties hereunder or under any other agreement between you and us or our affiliates, an amount equal to the minimum union scale payments which would have been required to have been paid to you for each Required Album for that Contract Period that we did not permit you to record. For the purposes of the foregoing, an Album shall be deemed to be comprised of eight (8) Masters;

96. **Producer and Other Royalties**.

(a) You shall cause any and all producers of the Masters to execute a Producer Declaration in the form provided by us prior to the commencement of recording sessions for any Masters hereunder. Without limiting the generality of anything set forth in paragraph 4 above, no recording sessions shall be commenced nor shall we have any obligation to pay to you any advances for the Masters pursuant to paragraph 3 above unless and until you shall have entered into a binding agreement with any and all producers of the applicable Masters and we shall have received an executed Producer Declaration from any and all producers of the applicable Masters;

(b) We shall pay all royalties and other compensation which may be payable to any third party producers of the Masters or to any producers or directors of Audio-Visual Recordings or to any others rendering services in connection with the recording of the Masters and the production of Audio-Visual Recordings or otherwise entitled to compensation in respect of the exploitation of Masters or Audio-Visual Recordings; and

(c) We may, but shall not be obligated to, enter into an agreement with any third party producers of the Masters or any producer or director of any Audio-Visual Recordings which provides for the payment by us, rather than you, of royalties or other compensation payable to any such producer or director. We shall recoup all amounts payable by us to those third party producers or directors of Masters or Audio-Visual Recordings from any monies payable to you hereunder from your share of royalties payable under paragraph 8.

107. **Definitions.**

(a) The term "Album" shall mean a physical containment of Masters in any form or configuration, and, where the context requires, Masters sufficient to constitute not less than forty-five (45) minutes in playing time in any form or configuration;

(b) The term "Audio-Visual Record" shall mean a Phonograph Record embodying visual images;

(c) The term "Audio-Visual Recording" shall mean a Master Recording embodying visual images;

(d) The term "Budget Record" shall mean a Phonograph Record which bears a Royalty Base Price in the country in question which is sixty-six and two-thirds (66-2/3%) percent or less of the Royalty Base Price in that country of top-line Phonograph Records on which recordings of the majority of our artists are initially released in that country;

(e) The term "Compact Disc" shall mean a Digital Record in any configuration (e.g., album, Single, EP) in disc form primarily reproducing sound (but not together with visual images), the signals of which are read and transmitted from that disc by means of laser;

(f) The term "Controlled Composition" shall mean a Musical Composition or other Selection, written or composed by you, in whole or in part, alone or in collaboration with others, or which is owned or controlled, in whole or in part, directly or indirectly, by you, or any person, firm or corporation in which you have a direct or an indirect interest;

(g) The term "Digital Records" shall mean Records in any configuration (e.g., Album, Single, EP), the signals of which are encoded and decoded by digital technology, whether now known or hereafter devised, as opposed to analog technology, and shall include, without limitation, Compact Discs, digital downloads, ringtones and ringbacks;

(h) The term "delivery to us" or words of similar connotation used in connection with Master Recordings or Masters shall mean delivery to our Production Manager at our offices in Los Angeles, Texas of all of the following: a fully-mixed and mastered digital version of the Record in proper form for the production of the parts necessary to manufacture Phonograph Records there from and all consents, approvals, copy information, credits, mechanical licenses for all Selections recorded in those Master Recordings or Masters and other material and documents required by us to release Phonograph Records embodying those Master Recordings or Masters and to manufacture album covers or other packaging therefore (including, without limitation, Artwork). Our election to pay to you any monies which were otherwise required to have been paid upon or promptly after your delivery to us of Masters or our election to release any Phonograph Record derived from any Master shall not be deemed to be an acknowledgment by us that delivery to us of that Master or Masters has been completed in accordance with the provisions of this subparagraph (h). Further, in either event, we shall not be deemed to have waived our right to require your complete and proper performance thereafter of your obligation to deliver to us any Masters or any of our remedies for your failure to do so in accordance with the provisions hereof;

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(i) The term "Master Recording" shall mean every form of recording (whether now known or unknown), embodying sound alone, or sound accompanied by visual images, which may be used in the recording, production, or manufacture of Phonograph Records;

(j) The term "Master" shall mean a Master Recording embodying your performances recorded during the Term;

(k) The term "Mid-Price Record" shall mean a Phonograph Record bearing a Royalty Base Price in the country in question in excess of sixty-six and two-thirds (66-2/3%) percent and less than eighty (80%) percent of the Royalty Base Price in that country of top-line Phonograph Records on which recordings of the majority of our artists are initially released in that country;

(l) The term "Multiple Album" shall mean a single package containing two (2) or more Albums, which is sold as a single unit, and, where the context requires, Master Recordings sufficient to constitute a single package containing two (2) or more Albums, which is sold as a single unit;

(m) The terms "Musical Composition" and "Composition" shall mean a single musical composition and, for the purposes of computing mechanical royalties hereunder, shall include a medley;

(n) The term "Net Sales through Normal Retail Distribution Channels" shall mean Net Sales of Phonograph Records hereunder through our principal distributor in the country in question for resale through record or other retail stores for which a Record royalty is payable hereunder after the retention of reserves (and, without limiting the generality of the foregoing, shall exclude sales or distributions referred to in paragraph 9(b) above);

(o) The term "New Record" shall mean a Phonograph Record in any medium or form of transmission and receipt in which recorded music is not in general commercial distribution in the United States as of January 1, 2009;

(p) The terms "Phonograph Record" and "Record" shall mean every form of reproduction (whether now known or unknown), embodying sound alone, or sound accompanied by visual images, distributed primarily for home use, school use, jukebox use, and use in means of transportation, including, without limitation, discs of any speed or size, or any digital copy, including, without limitation, so-called "temporary copy";

(q) The term "Royalty Base Price" shall mean the following amounts for the following Phonograph Records: (i) (A) With respect to Phonograph Records (other than Audio-Visual Records) sold in the United States or Canada, the SRLP except as set forth below; and
(B) With respect to royalties payable on Net Sales of Phonograph Records in the United States or Canada for which the Royalty Base Price is the SRLP, we shall have the right, at any time, at our election, to calculate royalties hereunder on the basis of our principal distributor's price (before consideration of any discounts resulting from the distribution of free goods), from time to time, to its customers in the United States of Phonograph Records, in lieu of the SRLP of those Phonograph Records, multiplied by an "uplift." As used in the immediately-preceding sentence, the term "our principal distributor's price" shall mean the lowest wholesale price paid by the

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largest category of customers to our principal distributor in the United States during the relevant semi-annual accounting period. If we elect to do so, then we shall calculate that "uplift" as a fraction, the numerator of which is the SRLP of a Comparable Phonograph Record immediately prior to our discontinuance of retail-based calculations and the denominator of which is our principal distributor's price (before consideration of any discounts resulting from the distribution of free goods) to its customers in the United States of a Comparable Phonograph Record immediately prior to our discontinuance of retail-based calculations. The application of the foregoing provisions of this subparagraph shall not result in a reduction in the amount of royalties otherwise payable to you hereunder on a configuration-by-configuration basis immediately prior to our discontinuance of retail-based calculations. For purposes of this subparagraph, the term "Comparable Phonograph Record" shall mean a Phonograph Record of the same configuration, with the same packaging, and in the same price category as the Phonograph Record in question; and (ii) With respect to Phonograph Records (other than Audio-Visual Records) sold outside of the United States and Canada: (A) If an SRLP is established or utilized by our licensee (whether or not affiliated with us) in a particular country in accounting to us, then that particular SRLP established or utilized by our licensees shall apply to Phonograph Records hereunder; (B) If an SRLP is not established or utilized by our licensee (whether or not affiliated with us) in a particular country in accounting to us on sales of Phonograph Records, then, at our election, (1) the price upon which mechanical royalties are generally computed and paid by major record companies (including, without limitation, our then-current principal distributor) in the country in question pursuant to the then-current agreement between major record companies and the mechanical reproduction rights society in that country or (2) an amount computed by multiplying the lesser of (aa) that percentage utilized by our affiliate or licensee in computing a retail related price or constructed price on which royalties are paid to us and (bb) one hundred twenty-six percent (126%), by the lowest of (aa) the so-called "published price to dealers," (bb) the lowest wholesale price paid to our or our affiliate's or licensee's principal distributor in the country in question by the largest category of customers during the relevant semi-annual accounting period and (cc) the wholesale price which our licensee (whether or not affiliated with us) in a particular country uses in accounting to us for royalties. (iii) With respect to Audio-Visual Records sold in any country of the world, an amount equal to the monies actually received by us in the United States (or credited to us in final reduction of an advance previously received by us in the United States) from the sale of those Audio-Visual Records (rather than their actual SRLP, wholesale price, published price to dealers or any other price), after deduction of a distribution fee of ten percent (10%) of those monies; and (iv) There shall be deducted from the Royalty Base Price an amount equal to any excise, sales, value added or comparable or similar taxes which are included therein;

(r) The term "Selection" shall mean a Musical Composition, poem, dramatic work, comedy routine, or other verbal expression;

(s) The term "Single" shall mean a Phonograph Record or its equivalent in any form or configuration which contains only one Musical Composition, including all variations and mixes of the same Musical Composition. Notwithstanding the foregoing, a Single can contain up to two (2) different Musical Compositions, usually designated as the Aside and B-side; and

(t) Except as otherwise herein provided, the term "SRLP" shall mean those suggested retail list prices established by us or our affiliates or licensees from time to time for Phonograph Records in a particular configuration which shall be determined from time to time with reference to the relevant wholesale price in a manner that shall be applied consistently to a majority of our (or our licensees' or affiliates') then-current recording artists. With respect to New Records that are distributed by telephone, satellite, cable or other direct transmissions over wire or through the air, the term "SRLP" shall mean either those suggested retail list prices therefore, if any, established by us or our affiliates in accordance with the terms of the preceding sentence or those retail list prices charged to the ultimate consumer therefore, excluding any shipping and handling charges in connection therewith.

118. **Indemnity.**

You hereby indemnify, save, and hold us harmless from any and all damages, liabilities, costs, losses and expenses (including legal costs and attorneys' fees) arising out of or connected with any claim, demand or action by us or by a third party which is inconsistent with any of the warranties, representations or covenants made by you in this Contract. You shall reimburse us, on demand, for any payment made by us at any time with respect to any damage, liability, cost, loss or expense to which the foregoing indemnity applies. Pending the determination of any claim, demand or action, we may withhold, at our election, payment of any monies otherwise payable to you hereunder or under any other agreement between you and us or our affiliates in an amount which does not exceed your potential liability to us pursuant to this paragraph.

19. **Assignment.**

We shall have the right, at our election, to assign this Contract or any of our rights hereunder, in whole or in part, or to delegate any of our obligations hereunder, in whole or in part, to any person, firm or corporation. You shall not have the right to assign this Contract or any of your rights or to delegate any of your obligations hereunder.

120. **Notices.**

All notices to be given to you hereunder and all statements and payments to be sent to you hereunder shall be addressed to you at the address set forth on page 1 hereof or at such other address as you shall designate in writing from time to time. All notices to be given to us hereunder shall be addressed to us at the address set forth on page 1 hereof or at such other address as we shall designate in writing from time to time. All notices shall be in writing and shall either be served by personal delivery, certified mail, return receipt requested, or facsimile transmission (with a copy sent concurrently by certified mail, return receipt requested), all charges prepaid, except that statements and payments may be sent by regular mail. Notices to us must be sent to the attention of our Senior Vice President, Business & Legal Affairs. Except as otherwise provided herein, notices shall be deemed given when personally delivered, mailed as aforesaid, or transmitted by facsimile (with a concurrent copy mailed as aforesaid), all charges prepaid, except that notices of change of address shall be effective only after actual receipt. A copy of each notice to us shall be sent simultaneously to Darrell Thompson, Esq., 10 Universal City Plaza, 20th Fl., Universal City, California 91608.

131. **Touring.**

You hereby acknowledge Wine Enterprises's role in the development of your career as a recording artist will be significant and have a direct effect on your ability to perform the Masters recorded hereunder and others in public performance concerts around the world. As consideration for such concert engagements you will be compensated for your performances. In an effort to acknowledge our role in the success of such touring opportunities, you hereby agree to pay us Ten percent (10%) of any and all gross compensation earned by you from your concert performances during the Term.

22. **Co-Publishing.**

You hereby irrevocably and absolutely assign, convey and grant to Wine Enterprises, its successors and assigns an undivided Fifty percent (50%) of all your right, title and interest (hereinafter "Artist's Interest") in and to each and every musical composition which is written or composed, in whole or in part, or which becomes owned or controlled, directly or indirectly, in whole or in part, by you during the Term of this agreement, including but not limited to the titles, lyrics and music of each such musical composition and all worldwide copyrights therein and renewals and extensions thereof under any present or future laws throughout the world ("Co-Publishing Agreement"). You further agree the grant also applies to all songs written by you and contained on the Initial Period Album as detailed on Exhibit A. Notwithstanding anything contained herein, it is agreed that Wine Enterprises shall only be assigned a 33 1/3 interest in the composition "Overflow". The "Territory" of this Co- Publishing Arrangement shall be the world. All other terms of the Co-Publishing Agreement, including without limitation the minimum delivery and release requirement and the payment of an advance, if any, shall be negotiated in good faith in a long-form co-publishing agreement.

23. **Miscellaneous.**

(a) This Contract sets forth your and our entire understanding relating to its subject matter. No modification, amendment, waiver, termination or discharge of this Contract or of any its terms shall be binding upon either of us unless confirmed by a document signed by you and by a duly authorized officer of ours. No waiver by you or us of any term of this Contract or of any default hereunder shall affect your or our respective rights thereafter to enforce that term or to exercise any right or remedy in the event of any other default, whether or not similar;

(b) We shall not be deemed to be in breach of any of our obligations hereunder unless and until you shall have given us specific written notice by certified or registered mail, return receipt requested, describing in detail the breach and we shall have failed to cure that breach within thirty (30) days after our receipt of that written notice;

(c) Our payment obligations under this Contract are conditioned upon your full and faithful performance of the terms hereof;

(d) Wherever your approval or consent is required hereunder, that approval or consent shall not be unreasonably withheld. We may require you to formally give or withhold approval or consent by giving you notice of our request that you do so and by furnishing you with the information or material in respect of which the approval or consent is sought. You shall give us written notice of your approval or disapproval or of your consent or non-consent within five (5) days after our notice is sent and in the event of your disapproval or non-consent your notice shall contain the specific reasons therefore. Your failure to give us notice as aforesaid shall be deemed to be consent or approval, as the case may be, with respect to the matter submitted;

(e) Nothing herein contained shall constitute a partnership, joint venture, or fiduciary relationship between you and us. Except as otherwise expressly provided herein, you are performing your obligations hereunder as an independent contractor. Neither party hereto shall hold itself out contrary to the terms of this subparagraph 23(e) and neither you nor we shall become liable for any representation, act or omission of the other contrary to the provisions hereof;

(f) This Contract shall not be deemed to give any right or remedy to any third party whatsoever unless that right or remedy is specifically granted by us in writing to that third party;

(g) The provisions of any applicable collective bargaining agreement between us and any labor union or guild which are required by the terms of that agreement to be included in this Contract shall be deemed incorporated herein as if those provisions were expressly set forth in this Contract;

(h) In the event of any action, suit, or proceeding arising from or based upon this Contract brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its attorneys' fees in connection therewith in addition to the costs of that action, suit, or proceeding;

(i) Except as otherwise expressly provided herein all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy;

(j) THIS CONTRACT HAS BEEN ENTERED INTO IN THE STATE OF TEXAS AND ITS VALIDITY, CONSTRUCTION, INTERPRETATION AND LEGAL EFFECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES UNDER TEXAS LAW). THE VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR BASED UPON THIS CONTRACT SHALL BE THE APPROPRIATE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY IN THE STATE OF TEXAS. ACCORDINGLY, YOU AND WE AGREE THAT ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR BASED UPON THIS CONTRACT SHALL BE COMMENCED IN AND DETERMINED BY THOSE APPROPRIATE STATES AND FEDERAL COURTS LOCATED IN HARRIS COUNTY IN THE STATE OF TEXAS. IN CONNECTION WITH THE

FOREGOING, YOU AND WE EACH AGREE TO SUBMIT TO AND BE BOUND BY THE JURISDICTION OF THE APPROPRIATE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY IN THE STATE OF TEXAS;

(k) This Contract shall not become effective until signed by you and countersigned by a duly authorized officer of ours;

(l) The paragraph headings herein are solely for the purpose of convenience and shall be disregarded completely in the interpretation of this Contract or any of its terms;

(m) We may at any time during the Term obtain, at our cost, insurance on you. We or our designees shall be the sole beneficiary of that insurance and neither you, nor any person, firm or corporation claiming rights through or from you shall have any rights in that insurance. You shall submit to such physical examinations and to complete and deliver such forms as we may reasonably require and otherwise to cooperate with us fully for the purpose of enabling us to secure that insurance;

(n) Upon our request, you shall render your services at such times and places as we may reasonably designate for the purpose of assisting us in the marketing, advertising and promotion of Phonograph Records hereunder. Among those services are engaging in interviews, participating in press conferences, posing at photography sessions and appearing on television and radio shows. We shall pay for the reasonable costs of travel and accommodations which are actually paid or incurred in connection with your services under this subparagraph 23(n) (herein "Promotional Services Costs"). If, however, any third party pays to you any fee or other consideration for or in connection with your services pursuant to this subparagraph 23(n) (such as, but not limited to, a television appearance fee) and we pay or incur any Promotional Services Costs in connection therewith, then you shall pay to us all such fees and other consideration to the extent of our Promotional Services Costs in connection therewith. If you fail for any reason to pay to us those fees to the extent of our Promotional Services Costs, then, at our election, the amount of all such fees received by you from third parties in connection with you services pursuant to this subparagraph 23(n) in an amount equal to our Promotional Services Costs shall be deemed to be advances recoupable from any and all monies payable to you pursuant to this Contract;

(o) You acknowledge and agree that you have been represented by independent legal counsel or have had the unrestricted opportunity to be represented by independent legal counsel of your own choice for purposes of advising you in connection with the negotiation and execution of this Contract. Additionally, you acknowledge and agree that either you or your independent legal counsel have had the opportunity to investigate and inquire about all of the relevant facts and circumstances in connection with your entering into and executing this Contract. If you have not been represented by independent legal counsel of your own choice for purposes of advising you in connection with the negotiation and execution of this Contract, you acknowledge and agree that your failure to be represented by independent legal counsel in connection with your negotiation and execution of this Contract was determined solely by you, without any interference by us or any person, firm or corporation related to us;

(p) The provisions of the Immigration Reform and Control Act ("IRCA") are mandatory. You agree to complete the Immigration and Naturalization Service Form I-9 ("Employment Eligibility Verification Form") no later than concurrently with your execution of this Contract. You expressly acknowledge and agree that any and all payments to or on behalf of you under this Contract are conditioned upon your delivery to us of a completed Employment Eligibility Verification Form. This provision shall not in any way modify or alter the fact that you are performing your obligations hereunder as an independent contractor, except as otherwise expressly provided in this Contract;

(q) Nothing contained in the Contract or otherwise shall be deemed to authorize or permit you to pay or incur (and you shall not pay or incur) any cost or expenses without our prior written consent, which consent we may withhold in our sole discretion;

(r) Unless otherwise specified herein or unless the context otherwise clearly requires, the masculine gender used herein includes the feminine and neuter genders, and the grammatically plural form of any term defined in the singular form hereunder shall also be the plural form of such defined term, and the grammatically singular form of any term defined in the plural form hereunder shall also be the singular form of such defined term; and

24. **Sampling and Sampled Master.**

The following terms have the following meanings: The term "Sampling" refers to the use and reproduction of pre-existing music material in a Master Recording intended to be a "Master"; the term "Other Material" refers to the pre-existing musical material which is used or embodied in a Master Recording intended to be a "Master"; and the term "Sampled Master" refers to a Master Recording which is delivered to us as a "Master" subject to this Contract embodying Other Material. You warrant, represent, covenant and agree as follows: concurrently with your delivery to us of any Master Recording as a "Master" subject to this Contract, you shall notify us in writing of any Sampling of Other Material in that Master Recording, and you shall notify us in writing of the names and addresses of the recording artist(s), recording companies, songwriters and publishers who have any right, title or interest in and to the Other Material embodied in that Master Recording intended to be delivered to us as a "Master" subject to this Contract as a result of that Sampling; no Sampled Master shall violate or infringe on the rights of any other person, firm or corporation, including, without limitation, the copyrights owned or controlled by any other person, firm or corporation; as between you, on the one part, and us, on the other part, you shall be solely responsible for and shall account for and pay to the persons, firms or corporations that own or control Other Material all monies to which those other person, firms or corporations are entitled to as a result of the Sampling of any Other Material in Sampled Masters subject to this Contract; and, as between you and us, you shall be solely responsible for obtaining all consents and licenses necessary or desirable in connection with the use and reproduction and licensing the use and reproduction of Other Material in Sampled Masters. No royalties, advances or other money shall be earned by or payable to you hereunder in connection with any Sampled Master and no Sampled Masters shall be deemed to be delivered to us in fulfillment of your Recording Commitment unless and until we obtain documentation reasonably satisfactory to us of the foregoing.

Sincerely, Wine Enterprises inc.

2/14/09

KAREEM CHAPMAN d/b/a PLUG ENT.

ACCEPTANCE: I, Amethyst Amelia Kelly, have read and understood the terms and conditions stated in the letter above and agree to all of them.

Date: 16.2.09

2/14/09 Amethyst Amelia Kelly

Wine Enterprises inc.

EXHIBIT B

Approved Marketing And Promotion Budgets, As Of July 8, 2014 "Wine Hefe"; LP #1& "Iggy Azalea" EP (and any future albums) – **ESMG MARKETING COMMITMENT. ESMG** agrees to fund the venture pursuant to a Marketing Plan that will be created with a commitment of no less than $75,000 per single for the first two singles for a total of no less than $150,000.

* Future albums marketing plans/breakdowns will be subject to Artist input